                                                                     EXHIBIT 2.1







                      AGREEMENT OF SALE AND PLAN OF MERGER

                                  BY AND AMONG

                       AHP SUBSIDIARY HOLDING CORPORATION

                       AMERICAN HOME PRODUCTS CORPORATION

                       AMERICAN HOME FOOD PRODUCTS, INC.

                                      AND

                            AHFP HOLDING CORPORATION

                                      AND

                          AHFP ACQUISITION CORPORATION



                         DATED AS OF SEPTEMBER 5, 1996

                               TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -2-

ARTICLE 2
THE ACQUISITION AND MERGER  . . . . . . . . . . . . . . . . . . . . . . . . -11-
       2.1    PRECLOSING ACTIONS  . . . . . . . . . . . . . . . . . . . . . -11-
       2.2    THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . -12-
       2.3    EFFECTIVE TIME  . . . . . . . . . . . . . . . . . . . . . . . -12-
       2.4    EFFECT OF THE MERGER  . . . . . . . . . . . . . . . . . . . . -12-
       2.5    CERTIFICATE OF INCORPORATION; BY-LAWS   . . . . . . . . . . . -12-
       2.6    DIRECTORS AND OFFICERS  . . . . . . . . . . . . . . . . . . . -12-
       2.7    MERGER CONSIDERATION; CONVERSION AND CANCELLATION
              OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . -13-
       2.8    REDEMPTION OF OLD AHFP SHARES   . . . . . . . . . . . . . . . -13-

ARTICLE 3
CLOSING; PURCHASE PRICE ADJUSTMENT  . . . . . . . . . . . . . . . . . . . . -14-
       3.1    THE CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . -14-
       3.2    CLOSING ACTIONS BY BUYER  . . . . . . . . . . . . . . . . . . -14-
       3.3    CLOSING ACTIONS BY SELLERS  . . . . . . . . . . . . . . . . . -15-
       3.4    CONTEMPORANEOUS EFFECT  . . . . . . . . . . . . . . . . . . . -16-
       3.5    FURTHER ASSURANCES  . . . . . . . . . . . . . . . . . . . . . -17-
       3.6    CLOSING STATEMENT   . . . . . . . . . . . . . . . . . . . . . -17-
       3.7    ADJUSTMENT OF PURCHASE PRICE  . . . . . . . . . . . . . . . . -19-
       3.8    ALLOCATION  . . . . . . . . . . . . . . . . . . . . . . . . . -20-

ARTICLE 4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -20-
REPRESENTATIONS AND WARRANTIES
OF SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -20-
       4.1    ORGANIZATION, GOOD STANDING, POWER, ETC.  . . . . . . . . . . -20-
       4.2    CAPITALIZATION OF THE COMPANIES   . . . . . . . . . . . . . . -22-
       4.3    SUBSIDIARIES  . . . . . . . . . . . . . . . . . . . . . . . . -23-
       4.4    EFFECT OF AGREEMENT   . . . . . . . . . . . . . . . . . . . . -23-
       4.5    FINANCIAL DATA AND NET ASSET VALUE  . . . . . . . . . . . . . -23-
       4.6    ABSENCE OF CERTAIN CHANGES OR EVENTS  . . . . . . . . . . . . -24-
       4.7    TAXES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-
       4.8    REAL PROPERTY   . . . . . . . . . . . . . . . . . . . . . . . -26-
       4.9    GOOD TITLE TO AND CONDITION OF ASSETS; CONDUCT OF
              BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . -26-
       4.10   CONTRACTS   . . . . . . . . . . . . . . . . . . . . . . . . . -27-
       4.11   INTELLECTUAL PROPERTY RIGHTS  . . . . . . . . . . . . . . . . -28-
       4.12   LITIGATION AND CLAIMS   . . . . . . . . . . . . . . . . . . . -30-
       4.13   COMPLIANCE WITH LAW; APPLICABLE PERMITS   . . . . . . . . . . -31-
       4.14   ENVIRONMENTAL MATTERS   . . . . . . . . . . . . . . . . . . . -31-
       4.15   AGREEMENTS REGARDING EMPLOYEES  . . . . . . . . . . . . . . . -32-

       4.16   BENEFIT PLANS   . . . . . . . . . . . . . . . . . . . . . . . -33-
       4.17   INSURANCE   . . . . . . . . . . . . . . . . . . . . . . . . . -35-
       4.18   INTERCOMPANY TRANSACTIONS   . . . . . . . . . . . . . . . . . -35-
       4.19   LABOR MATTERS   . . . . . . . . . . . . . . . . . . . . . . . -35-
       4.20   BROKER'S FEES   . . . . . . . . . . . . . . . . . . . . . . . -37-
       4.21   NO OTHER REPRESENTATIONS OR WARRANTIES  . . . . . . . . . . . -37-

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB  . . . . . . . . . . -37-
       5.1    CORPORATE ORGANIZATION  . . . . . . . . . . . . . . . . . . . -37-
       5.2    AUTHORITY RELATIVE TO THIS AGREEMENT  . . . . . . . . . . . . -38-
       5.3    BROKER'S FEES   . . . . . . . . . . . . . . . . . . . . . . . -38-
       5.4    CONSENTS AND APPROVALS; NO VIOLATIONS   . . . . . . . . . . . -38-
       5.5    FINANCIAL CAPABILITY  . . . . . . . . . . . . . . . . . . . . -39-
       5.6    SECURITIES ACT  . . . . . . . . . . . . . . . . . . . . . . . -39-
       5.7    CAPITALIZATION AND ORGANIZATION OF    . . . . . . . . . . . . -39-
       5.8    NO OTHER REPRESENTATIONS OR WARRANTIES  . . . . . . . . . . . -39-

ARTICLE 6
CONDUCT OF BUSINESS PENDING THE CLOSING . . . . . . . . . . . . . . . . . . -40-
       6.1    CONDUCT OF BUSINESS PENDING THE CLOSING   . . . . . . . . . . -40-
       6.2    PERMITTED ACTIONS   . . . . . . . . . . . . . . . . . . . . . -42-
       6.3    CHANGE OF CORPORATE NAMES   . . . . . . . . . . . . . . . . . -42-

ARTICLE 7
ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . -43-
       7.1    NO TRANSFER OF SHARES   . . . . . . . . . . . . . . . . . . . -43-
       7.2    EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . -43-
       7.3    ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . -43-
       7.4    ACCESS TO INFORMATION   . . . . . . . . . . . . . . . . . . . -44-
       7.5    FILINGS AND AUTHORIZATIONS  . . . . . . . . . . . . . . . . . -44-
       7.6    TAX MATTERS   . . . . . . . . . . . . . . . . . . . . . . . . -45-
       7.7    INTERCOMPANY AND OTHER ARRANGEMENTS   . . . . . . . . . . . . -50-
       7.8    BULK SALES LAWS   . . . . . . . . . . . . . . . . . . . . . . -50-
       7.9    USE OF NAME   . . . . . . . . . . . . . . . . . . . . . . . . -50-
       7.10   NO SOLICITATION   . . . . . . . . . . . . . . . . . . . . . . -50-
       7.11   CERTAIN PROHIBITED ACTIONS  . . . . . . . . . . . . . . . . . -50-
       7.12   INDEBTEDNESS; CHANGE IN CONTROL PAYMENTS.   . . . . . . . . . -51-
       7.13   ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . -51-
       7.14   SALES OF OLD AHFP SHARES AND TAG ALONG.   . . . . . . . . . . -51-
       7.15   CERTAIN RIGHTS OF SELLERS.    . . . . . . . . . . . . . . . . -53-
       7.16   TRANSACTIONS WITH AFFILIATES  . . . . . . . . . . . . . . . . -54-

ARTICLE 8
CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -54-





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
       8.1    CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE
              TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT . . . . . . . . . -54-
       8.2    CONDITIONS TO THE OBLIGATION OF SELLERS   . . . . . . . . . . -54-
       8.3    CONDITIONS TO THE OBLIGATION OF BUYER   . . . . . . . . . . . -55-

ARTICLE 9
AGREEMENTS WITH RESPECT TO EMPLOYEES
AND EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . . . . . . . . . -56-
       9.1    POST-CLOSING OBLIGATIONS TO EMPLOYEES . . . . . . . . . . . . -56-
       9.2    SEVERANCE WITH RESPECT TO EMPLOYEES IN THE UNITED STATES  . . -57-
       9.3    SEVERANCE WITH RESPECT TO EMPLOYEES IN CANADA.  . . . . . . . -58-
       9.4    BENEFIT PLANS WITH RESPECT TO EMPLOYEES   . . . . . . . . . . -59-
       9.5    WARN ACT  . . . . . . . . . . . . . . . . . . . . . . . . . . -63-
       9.6    NO THIRD PARTY BENEFICIARIES.   . . . . . . . . . . . . . . . -64-

ARTICLE 10
TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . -64-
       10.1   TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . . -64-
       10.2   EFFECT OF TERMINATION   . . . . . . . . . . . . . . . . . . . -65-

ARTICLE 11
INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -65-
       11.1   INDEMNIFICATION.  . . . . . . . . . . . . . . . . . . . . . . -65-
       11.2   PROCEDURES  . . . . . . . . . . . . . . . . . . . . . . . . . -67-
       11.3   LIMITATIONS   . . . . . . . . . . . . . . . . . . . . . . . . -68-
       11.4   INDEMNIFICATION AS SOLE REMEDY  . . . . . . . . . . . . . . . -69-

ARTICLE 12
GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . -69-
       12.1   PUBLIC STATEMENTS   . . . . . . . . . . . . . . . . . . . . . -69-
       12.2   NOTICES   . . . . . . . . . . . . . . . . . . . . . . . . . . -69-
       12.3   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
              AND INDEMNITIES . . . . . . . . . . . . . . . . . . . . . . . -70-
       12.4   AMENDMENT   . . . . . . . . . . . . . . . . . . . . . . . . . -71-
       12.5   WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . -71-
       12.6   PARTIES IN INTEREST   . . . . . . . . . . . . . . . . . . . . -71-
       12.7   MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . -71-
       12.8   ACCESS TO RECORDS AFTER EFFECTIVE TIME  . . . . . . . . . . . -72-
       12.9   MITIGATION  . . . . . . . . . . . . . . . . . . . . . . . . . -73-
       12.10  RETURN OF INFORMATION   . . . . . . . . . . . . . . . . . . . -73-
       12.11  DIRECTORS, OFFICERS AND STOCKHOLDER LIABILITY   . . . . . . . -73-

                      AGREEMENT OF SALE AND PLAN OF MERGER

              This AGREEMENT OF SALE AND PLAN OF MERGER dated as of September 5, 1996 (this "Agreement"), by and among AHP SUBSIDIARY HOLDING CORPORATION, a Delaware corporation ("Holding"), AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation ("AHP" and, together with Holding, each a "Seller" and collectively, "Sellers"), American Home Food Products, Inc., a Delaware corporation ("AHFP"), and AHFP Holding Corporation, a Delaware corporation ("Buyer"), and AHFP Acquisition Corporation, a Delaware corporation ("Merger Sub").


                         W  I  T  N  E  S  S  E  T  H:


              WHEREAS, Sellers, Whitehall (as defined herein) and the Companies (as defined herein) conduct a business which manufactures, markets and sells specialty food products;

              WHEREAS, (x) Holding owns and has the legal right and authority to sell, transfer, assign and deliver (i) 1000 shares (the "AHFP Shares") of common stock, no par value, of AHFP, (ii) 100 shares (the "Luck's Shares") of common stock, no par value, of LUCK'S, INCORPORATED, a Delaware corporation ("Luck's"), and (iii) 25,000 shares (the "AHF Shares") of common stock, $1.00 par value per share, of American Home Foods, Inc., a Delaware corporation ("AHF"), and (y) AHP owns and has the legal right and authority to sell, transfer, assign and deliver 98,895 common shares and 12,261,650 Class A shares (collectively, the "CHP Shares") of Canadian Home Products Limited, a Canadian corporation ("CHP");

              WHEREAS,      the CHP Shares, the AHFP Shares, the Luck's Shares
and the AHF Shares (collectively, the "Shares") constitute all of the issued and outstanding shares of capital stock of CHP, AHFP, Luck's and AHF;

              WHEREAS, certain Assets (as defined herein) relating to the Business are held by AHP and its Affiliates (as defined herein);

              WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), Merger Sub will merge with and into AHFP (the "Merger");

              WHEREAS, it is contemplated that prior to the Closing (as defined herein) either (X) Sellers shall transfer, or shall cause, the Assets, the Luck's Shares, the AHF Shares and the CHP Shares to be transferred to AHFP or
(Y) Sellers shall transfer, or shall cause, the Assets (other than PAM Assets (as defined herein)), the Luck's Shares and the CHP Shares to be transferred to AHFP and in such case at the Closing the Surviving Corporation (as defined herein) shall purchase the PAM Assets and AHF Shares as applicable;

              WHEREAS, at the Closing it is contemplated that AHFP shall redeem a portion of the AHFP Shares;

              NOW, THEREFOR, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

              Whenever used in this Agreement, unless otherwise clearly indicated by the context, the terms defined below shall have the indicated meanings:

       1.1    "Accountant" shall have the meaning set forth in Section 3.6(c).

       1.2 "Affiliate" shall mean, with respect to any Person, any Person which directly or indirectly through stock ownership or through other arrangements either controls, is controlled by or is under common control with such Person; provided, however, that for purposes of this Agreement the term "Affiliate" shall not include subsidiaries or other entities in which a Person owns a majority of the ordinary voting power to elect a majority of the board of directors or other governing board but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

       1.3 "Aggrieved Party" shall have the meaning set forth in Section 11.2(a)(i).

       1.4 "Agreement" shall mean this Agreement and any supplements, amendments, exhibits and schedules hereto.

       1.5 "AHF" shall have the meaning set forth in the second WHEREAS clause of this Agreement.

       1.6 "AHF Shares" shall have the meaning set forth in the second WHEREAS clause of this Agreement.

       1.7 (a) "AHF Share Purchase Price" shall mean such amount as may be determined by the Buyer.

       1.8 "AHFP" shall have the meaning set forth in the preamble clause of this Agreement. After the merger, the term AHFP shall also include the Surviving Corporation.

       1.9 "AHFP Shares" shall have the meaning set forth in the second WHEREAS clause of this Agreement.

       1.10 "AHP" shall have the meaning set forth in the preamble of this Agreement.

       1.11 "AHP Assets" shall mean those assets set forth in Section 1.11 of the Disclosure Schedule, which are owned by AHP and relate primarily to the Business.

       1.12  "Allocation Schedule" shall have the meaning set forth in Section
3.8.

       1.13  "Andersen" shall mean Arthur Andersen LLP.

       1.14 "Applicable Laws" shall mean all statutes, regulations, judgments, injunctions and writs of any Governmental Authority having jurisdiction over the Companies, the Assets or the Assumed Liabilities, as may be in effect on or prior to the Closing.

       1.15 "Applicable Permits" shall mean any waiver, exemption, variance, permit, authorization, license or similar approval required to be obtained or maintained under Applicable Laws in connection with the Companies or the Assets.

       1.16 "Assets" shall mean, collectively, the AHP Assets, the Holding Assets and the Whitehall Assets.

       1.17 "Assumed Contracts" shall mean the leases, rental agreements, insurance policies, sales orders, collective bargaining agreements, union agreements, licenses, agreements, employee plans, distribution agreements, broker or similar agreements, purchase orders, instruments of indebtedness, guarantees and any and all other contracts or other binding arrangements, in each case included in the Assets.

       1.18 "Assumed Liabilities" shall mean the liabilities relating to the Assets including, but not limited to, the Assumed Contracts.

       1.19 "Audited Financial Statements" shall have the meaning set forth in Section 4.5(a).

       1.20  "Base Net Asset Value" shall have the meaning set forth in
Section 3.7(a).

       1.21  "Benefit Plans" shall have the meaning set forth in Section
4.16(a).

       1.22 "Books and Records" shall mean the books and records of the Companies (or the Sellers and Whitehall to the extent those portions of such books and records relate primarily to the Assets).

       1.23 "Business" shall refer collectively to the business of the Companies (including their business utilization of the Assets), which manufactures, markets and sells specialty food products, it being understood that Sellers and their Affiliates manufacture and/or sell other food and food-related products (including, but not limited to, an infant nutritional business and no stick cooking spray business operated in Argentina) not included in the Business.

       1.24 "CHP" shall have the meaning set forth in the second WHEREAS clause of this Agreement.

       1.25 "CHP Shares" shall have the meaning set forth in the second WHEREAS clause of this Agreement.

       1.26  "Closing" shall have the meaning set forth in Section 3.1.

       1.27  "Closing Date" shall have the meaning set forth in Section 3.1.

       1.28  "Closing Net Asset Value" shall have the meaning set forth in
Section 3.6(a).

       1.29 "Closing Statement" shall have the meaning set forth in Section 3.6(a).

       1.30 "Code" shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include reference to any applicable successor regulations or amending pronouncement.

       1.31  "Commonly Controlled Entity" shall have the meaning set forth in
Section 4.16(k).

       1.32 "Companies" shall mean, collectively, AHFP, AHF, Luck's, Polaner and CHP.

       1.33  "Company" shall mean, individually, AHFP, AHF, Luck's, Polaner or
CHP.

       1.34 "Company Group" shall mean any "affiliated group" (as defined in Section 1504(a)(1) and (a)(2) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the subject entity or any predecessor of or successor to the subject entity.

       1.35 "Competition Laws" shall mean all Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

       1.36 "Contracts" shall mean the Assumed Contracts and all leases, rental agreements, insurance policies, sales orders, collective bargaining agreements, union contracts, licenses, agreements, employee plans, distribution agreements, broker or similar agreements, purchase orders, instruments of indebtedness, guarantees and any and all other contracts or other binding arrangements of any of the Companies.

       1.37  "Costs" shall have the meanings set forth in Section 11.1(a).

       1.38 "Delaware Law" shall have the meaning set forth in the fifth WHEREAS clause of this Agreement.

       1.39 "Disclosure Schedule" shall mean that certain schedule identified as such and delivered by Sellers to Buyer pursuant to the Agreement.

       1.40  "Effective Time"  shall have the meaning set forth in Section 2.3.

       1.41 "Employees" shall mean (i) all individuals who, on the Closing Date, are actively employed by one of the Companies and (ii) all individuals who are absent from active employment on the Closing Date because of short-term disability leave, authorized leave of absence from any such Company, military service or lay-off with recall rights as of such date and who offer to return to work pursuant to such leave, military service or recall rights.

       1.42 "Encumbrances" shall mean all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecation, prior assignments, title retention agreements, indentures, security agreements or any other encumbrances of any kind.

       1.43 "Environmental Laws" shall mean all Applicable Laws relating to the protection or pollution of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended (42 U.S.C.
Section 9601 et seq.) ("CERCLA"), the Emergency Planning and Community Right to Know Act of 1986, the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments thereto, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and any similar or analogous statutes, regulations and decisional law of any Governmental Authority, as each of the foregoing exist on the date hereof.

       1.44 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

       1.45  "Final Net Asset Value" shall have the meaning set forth in
Section 3.6(c).

       1.46  "Forward Split"  shall have the meaning set forth in Section
2.1(a).

       1.47 "GAAP" shall mean United States generally accepted accounting principles.

       1.48 "Governmental Authority" shall mean any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any other country or any jurisdiction, municipality or other political subdivision thereof where a Company is now operating or has operated.

       1.49  "HSR Act" shall have the meaning set forth in Section 7.5.

       1.50 "Hazardous Substance" shall mean (i) any hazardous substance as that term is defined in CERCLA and its implementing regulations and (ii) petroleum, including crude oil or any fraction thereof, and natural gas in its various forms, including natural gas liquids, liquefied natural gas, synthetic gas usable for fuel, and mixtures of natural gas and such synthetic gas, and
(iii) any pollutant or contaminant whose storage, handling, or disposal is regulated under Environmental Law.

       1.51 "Holding" shall have the meaning set forth in the preamble clause of this Agreement.

       1.52  "Holding Assets" shall mean those assets set forth in Section
1.52 of the Disclosure Schedule, which are owned by Holding and relate primarily to the Business.

       1.53 "Indemnifying Party" shall have the meaning set forth in Section 11.2(a)(i).

       1.54 "Intellectual Property" shall mean all (i) Patents, (ii) Know-how, (iii) Trademarks and (iv) copyrights, copyright registrations and applications for registration, inventions, designs, industrial and utility models (including registrations and applications for registration thereof), trade secrets and all other intellectual property rights, whether registered or not, licensed to or owned by any of the Companies (or the Sellers to the extent included in the Assets).

       1.55 "Know-how" shall mean all product formulas, specifications, processes, product designs, plans, ideas, concepts, manufacturing, engineering and other manuals and drawings, technical information, data, research records, all promotional literature, customer and supplier lists and similar data and information and all other confidential or proprietary technical and business information.

       1.56 "Leased Real Property" shall mean all real property relating to the Business leased by any of the Companies, including any buildings, structures, fixtures and improvements thereon or appurtenances thereto.

       1.57 "Luck's" shall have the meaning set forth in the second WHEREAS clause of this Agreement.

       1.58 "Luck's Shares" shall have the meaning set forth in the second WHEREAS clause of this Agreement.

       1.59 "Material Adverse Change" shall mean a change that has had a Material Adverse Effect.

       1.60 "Material Adverse Effect" shall mean an effect that (x) is materially adverse to the financial condition, operations or properties of the Business taken as a whole, or (y) materially adversely impairs the ability of Sellers or AHFP to perform their respective obligations under this Agreement or the agreements contemplated hereby, taken as a whole.

       1.61  "Material Contract" shall have the meaning set forth in Section
4.10.

       1.62 "Merger" shall have the meaning set forth in the fifth WHEREAS clause of this Agreement.

       1.63  "Merger Sub Common Stock"  shall have the meaning set forth in
Section 2.7(a).

       1.64  "Merger Equity"  shall have the meaning set forth in Section
3.2(a).


       1.65  "Minimum Loss" shall have the meaning set forth in Section
11.3(a).

       1.66 "Net Assets" shall mean the Assets and the combined net assets of the Companies excluding intangible assets, cash, intercompany assets and liabilities, Tax Assets and Tax Liabilities, reserves for litigation, workers' compensation and self-insurance and Sellers' medical and pension programs, and certain financial assets and liabilities unrelated to the operation of the Companies consisting of commercial paper issued by AHFP and preferred stock of an Affiliate of Sellers held by AHFP.

       1.67  "New AHFP Shares" shall have the meaning set forth in Section
2.7(a).

       1.68 "Old AHFP Shares" shall have the meaning set for the in Section 2.7(b).

       1.69  "Operating Profits" shall mean, with respect to the Companies
(and Sellers and Whitehall to the extent related to the Assets), net sales less cost of goods sold, marketing, selling, storage, packing and shipping expenses, administrative and general expenses and other miscellaneous expenses, excluding charges for corporate overhead and other corporate expenses, amortization of goodwill arising from acquisitions, all costs associated with current retiree benefits and certain income and finance charges unrelated to the Business or the operation of the Companies.

       1.70 "Owned Real Property" shall mean the real property included in the Assets or owned by any of the Companies, including any buildings, structures, fixtures and improvements thereon or appurtenances thereto.

       1.71 "PAM Assets" shall mean all Assets or other assets of the Business owned by Sellers, Whitehall or any Company (other than AHFP) related primarily to the manufacture and distribution of Pam, including real and personal property (both tangible and intangible).

       1.72 "PAM Asset Purchase Price" shall mean such amount as may be determined by the Buyer.

       1.73 "Patents" shall mean all patents and patent applications (including, without limitation, all reissues, divisions, continuations, continuations-in-part, renewals and extensions of the foregoing) owned by the Companies (or the Sellers or Whitehall to the extent included in the Assets).

       1.74  "Permitted Encumbrances" shall have the meaning set forth in
Section 4.9(b).

       1.75 "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

       1.76  "PBGC"  shall have the meaning set forth in Section 4.16(d).

       1.77 "Polaner" shall mean M. Polaner, Inc., a Delaware corporation, and a wholly-owned subsidiary of AHFP.

       1.78  "Purchase Price" shall have the meaning set forth in Section 2.8.

       1.79 "Real Property" shall mean the Owned Real Property and the Leased Real Property.

       1.80  "Redemption Price"  shall have the meaning set forth in Section
2.8.

       1.81 "Registration Rights Agreement" shall mean the registration rights agreement between the Surviving Corporation, Sellers or their Affiliates and Buyer to be entered into at Closing based on the terms contained in the term sheet set forth on Exhibit A hereto.

       1.82 "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of a Hazardous Substance into the environment.

       1.83 "Section 338(h)(10) Elections" shall have the meaning set forth in Section 7.6(e).

       1.84 "Section 338(h)(10) Taxes" shall mean any income taxes that would not have been imposed but for the Section 338(h)(10) Elections or any elections under state, local or other Tax law that are required to be made or deemed to have been made as a result of any Section 338(h)(10) Election.

       1.85 "Securities Act" shall mean the Securities Act of 1933, as amended.

       1.86 "Shares" shall have the meaning set forth in the third WHEREAS clause of this Agreement.

       1.87 "Straddle Period" shall mean any taxable year or period beginning before and ending after the Closing Date.

       1.88  "Surviving Corporation"  shall have the meaning set forth in
Section 2.2.

       1.89 "Tax Assets" shall mean all assets comprising receivables or deferred assets or prepayments for Taxes, including, without limitation, that portion of receivables representing goods and services taxes, value added taxes and similar taxes.

       1.90 "Taxes" (and with correlative meanings, "Tax," "Taxes" and "Taxable") shall mean all taxes with respect to the Companies of any kind imposed by a federal, territorial, state, local or foreign Governmental Authority, and any payments made to another party pursuant to a Tax Sharing Arrangement, indemnity or other similar arrangement, including but not limited to those on, or measured by or referred to, as income, gross receipts, financial operation, sales, use, ad valorem, goods and services, value added, franchise, profits, license, withholding, payroll (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other tax laws and regulations), employment, excise, severance, stamp, occupation, premium, property, environmental, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

       1.91 "Tax Liabilities" shall mean all liabilities for Taxes imposed on the Companies or otherwise with respect to the Business.

       1.92 "Tax Returns" shall mean all reports, returns, schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes.

       1.93 "Tax Sharing Arrangement" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax Liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes a Company.

       1.94 "Third Party Claim" shall have the meaning set forth in Section 11.2(a)(i).

       1.95 "Trademarks" shall mean (i) trademarks, service marks, trade names, trade dress, labels, logos and all other names and slogans associated with any products or embodying the goodwill of the Business, whether or not registered, and any applications or registrations therefor and (ii) any associated goodwill incident thereto owned by the Companies (or the Sellers to the extent included in the Assets).

       1.96 "Transitional Services Agreement" shall mean the agreement related to certain administrative, technical and other similar services, and the lease of office space, to be provided by Sellers or their Affiliates to the Surviving Corporation or its Affiliates, to be entered into at the Closing based on the terms contained in the term sheet set forth on Exhibit B hereto.

       1.97 "Whitehall" shall mean Whitehall, a French corporation, and a wholly-owned subsidiary of AHP.

       1.98  "Whitehall Assets" shall mean those assets set forth on Section
1.98 of the Disclosure Schedule, which are owned by Whitehall and relate primarily to the Business.


                                   ARTICLE 2

                           THE ACQUISITION AND MERGER

       2.1 PRECLOSING ACTIONS. Prior to the Closing Date, the Sellers shall cause the following to occur:

              (a) As may be requested by Buyer, the Certificate of Incorporation of AHFP shall be amended, in a form and substance reasonably acceptable to Buyer, so as to (i) increase the amount of AHFP's authorized common stock, no par value, by such amount as Buyer may request, (ii) effect a subdivision of the existing outstanding AHFP Shares into such greater number of shares as Buyer may request (the "Forward Split") or (iii) provide for the exculpation from liability of the directors of AHFP to the full extent permissible under Delaware Law;

              (b) The Assets, the Luck's Shares, the AHF Shares and the CHP Shares shall be transferred to AHFP by means of such instruments of assignment and transfer, in form and substance reasonably acceptable to Buyer, as may be necessary to effect such transfer; provided that Buyer shall have the right to request that the PAM Assets and the AHF Shares, as applicable, not be so transferred to AHFP and in such case the Surviving Corporation shall purchase the PAM Assets and the AHF Shares, as applicable, at Closing as provided for in
Section 3.2(c); and

              (c) AHFP shall assume all of the Assumed Liabilities attributable to the Assets transferred and contributed to AHFP pursuant to
Section 2.1(b) pursuant to such instruments of assumption, in form and substance reasonably acceptable to Buyer, as may be necessary to effect such assumption.

       2.2 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time, Merger Sub shall be merged with and into AHFP. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and AHFP shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be "American International Foods, Inc." or subject to Section 6.3, such other name as may be designated by Buyer. By their execution and delivery of this Agreement, Holdings hereby consents as the sole stockholder of AHFP Shares in favor of the Merger and Buyer hereby consents as the sole stockholder of Merger Sub Common Stock in favor of the Merger.

       2.3 EFFECTIVE TIME. At the Closing, the Merger shall be consummated by filing a Certificate of Merger with the Secretary of State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of the completion of such filing being the "Effective Time").

       2.4 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the foregoing, subject to the applicable provisions of Delaware Law, at the Effective Time, all property, rights, privileges, powers and franchises of Merger Sub and AHFP shall vest in the Surviving Corporation.

       2.5 CERTIFICATE OF INCORPORATION; BY-LAWS. At the Effective Time, the Certificate of Incorporation and by-laws of AHFP, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and by-laws of the Surviving Corporation; provided that the Certificate of Incorporation shall be amended so as to provide that the name of the Surviving Corporation shall be "American International Foods, Inc." or subject to Section 6.3, such other name as may be designated by Buyer.

       2.6 DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Certificate of Incorporation and by-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

       2.7 MERGER CONSIDERATION; CONVERSION AND CANCELLATION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of AHFP, Merger Sub or any other party, the following shall occur;

              (a) Subject to the provisions of Section 2.7(c), each share of common stock, par value $0.01 per share of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into .232 of a share of common stock, no par value, of the Surviving Corporation (the "New AHFP Shares");

              (b) With respect to all AHFP Shares issued and outstanding immediately prior to the Effective Time, .232 of each such shares shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash from Buyer at the Effective Time its pro rata share of the Merger Equity (based upon the number of such issued and outstanding shares held by Sellers; and it is acknowledged that such converted shares shall be converted in the aggregate into the right to receive an amount in cash equal to 100% of the Merger Equity) and to the extent not so converted pursuant to the foregoing each share of the AHFP Shares issued and outstanding immediately prior to the Effective Time shall remain outstanding after the Merger (the "Old AHFP Shares"); and

              (c) Notwithstanding the foregoing, if as contemplated by Section 2.1(a), subsequent to the date of this Agreement and prior to the Effective Time the outstanding AHFP Shares shall have been subdivided pursuant to a Forward Split into a greater number of shares, then the number of New AHFP Shares to be issued pursuant to the Merger in respect of a share of the Merger Sub Common Stock pursuant to Section 2.7(a) and the number of Old AHFP Shares to be redeemed pursuant to Section 2.8 shall be correspondingly adjusted to reflect such subdivisions.

       2.8 REDEMPTION OF OLD AHFP SHARES. At the Closing, the Surviving Corporation shall cause the financing contemplated herein to be funded by the lenders thereof in such amount as may be necessary, when added to the amount of the Merger Equity, to equal the amount of $1,275,000,000 minus the product of 25% times the Merger Equity (the "Purchase Price"). It is acknowledged that the total amount to be received in cash by Sellers at Closing in respect of the transactions contemplated herein shall in no event be less than $1,202,000,000. Subject to the provisions of Section 2.7(c), at the Closing the Surviving Corporation shall redeem 710 shares of the Old AHFP Shares at an aggregate redemption amount equal to the Purchase Price minus the sum of the amount of the Merger Equity and the amount, if any, of the PAM Asset Purchase Price and the AHF Share Purchase Price paid at the Closing pursuant to Section 3.2(c) (the "Redemption Price").



                                   ARTICLE 3

                       CLOSING; PURCHASE PRICE ADJUSTMENT

       3.1 THE CLOSING. Unless this Agreement shall have been terminated, on the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by Article 2 (other than Section 2.1) and this
Article 3 (the "Closing") shall take place at the offices of American Home Products Corporation, Five Giralda Farms, Madison, New Jersey 07940 on the second succeeding business day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance with this Agreement or at such other time, date or place as the parties may mutually agree upon in writing (the "Closing Date").

       3.2 CLOSING ACTIONS BY BUYER. At the Closing, Buyer shall perform the following:

              (a) Pursuant to the Merger, Buyer shall pay to Sellers $292,000,000 or such lesser amount as Buyer may determine (the "Merger Equity");

              (b) Buyer shall cause Merger Sub to take all action necessary for it to effect the Merger;

              (c) If pursuant to Buyer's request the PAM Assets or the AHF Shares have not been transferred to AHFP pursuant to Section 2.1(b), then Buyer shall cause the Surviving Corporation to purchase the PAM Assets and the AHF Shares, as applicable, and, as may be applicable, to pay to the Sellers in respect of the PAM Assets if so purchased the PAM Asset Purchase Price or in respect of the AHF Shares if so purchased the AHF Share Purchase Price;

              (d) Buyer shall cause the Surviving Corporation to effect the redemption contemplated by Section 2.8;

              (e) Buyer shall cause the Surviving Corporation to pay the Redemption Price and, if applicable, the PAM Asset Purchase Price and the AHF Share Purchase Price to the Sellers in cash payable by wire transfer in immediately available funds to a bank account of Sellers (which account shall be designated by Sellers no fewer than two business days prior to the Closing
Date);

              (f) Buyer shall cause the Surviving Corporation to execute and deliver to Sellers a Registration Rights Agreement and a Transitional Services Agreement;

              (g) Buyer shall deliver to Sellers and the Surviving Corporation a Registration Rights Agreement executed by Buyer;

              (h) Buyer shall deliver to the Sellers a certificate signed by an authorized officer of Buyer as required to be delivered pursuant to Section 8.2(c);

              (i) Buyer shall deliver to the Sellers a certificate, signed by an authorized officer of Buyer and Merger Sub, certifying to (i) the due organization and good standing of Buyer and Merger Sub, (ii) the corporate resolutions of Buyer and Merger Sub authorizing the transactions contemplated by this Agreement and (iii) the incumbency of officers of Buyer and Merger Sub executing this Agreement and the other agreements, instruments or certificates delivered at the Closing; and

              (j) Buyer shall execute and deliver such other instruments and documents, in form and substance reasonably acceptable to Sellers, as may be necessary to effect the Closing.

       3.3 CLOSING ACTIONS BY SELLERS. At the Closing, Sellers shall perform the following:

              (a) Sellers shall cause AHFP to take all action necessary for it to effect the Merger;

              (b) If pursuant to Buyer's request the AHF Shares have not been transferred to AHFP pursuant to Section 2.1(b), then Sellers shall cause to be delivered to the Surviving Corporation certificates representing the AHF Shares duly endorsed for transfer to the Surviving Corporation or accompanied by stock powers duly executed in blank;

              (c) If pursuant to Buyer's request the PAM Assets have not been transferred to AHFP pursuant to Section 2.1(b), then Sellers shall cause to be delivered to the Surviving Corporation such assignments, deeds, bills of sale and any other appropriate instruments of sale and conveyance, in form and substance reasonably acceptable to Buyer, transferring under Applicable Laws all real property, personal property and Intellectual Property included in the PAM Assets to the Surviving Corporation. The Surviving Corporation shall prepare any and all individual assignment documents required in the respective countries and record them in the national patent and trademark and other government offices, as applicable;

              (d) The Sellers shall deliver or shall cause to be delivered to the Surviving Corporation for cancellation the certificates representing the Old AHFP Shares converted pursuant to the Merger or redeemed pursuant to
Section 2.8;

              (e) Sellers shall deliver to Buyer a certificate signed by an authorized officer of each of the Sellers as required to be delivered pursuant to Section 8.3(c);

              (f) Sellers shall deliver to Buyer, a certificate, signed by an authorized officer of each of the Sellers and AHFP, certifying to (i) the due organization and good standing of Sellers and AHFP, (ii) the corporate resolutions of each of Sellers and AHFP authorizing the transactions contemplated by this Agreement and (iii) the incumbency of officers of the Sellers and AHFP executing this Agreement and the other agreements, instruments or certificates delivered at the Closing;

              (g) Sellers shall deliver to the Surviving Corporation the stock books, stock ledgers, minute books, corporate seals and financial records and statements of the Companies;

              (h) Sellers shall deliver to Buyer all documents and instruments evidencing the transfers, contributions and assumptions made pursuant to Sections 2.1(b) and (c);

              (i) Sellers shall deliver or shall cause to be delivered to Buyer, such other instruments and documents, in form and substance reasonably acceptable to Buyer, as may be necessary to effect the Closing;

              (j) Sellers shall deliver to the Surviving Corporation a Transitional Services Agreement executed by Sellers or their Affiliates;

              (k) Sellers shall deliver to Buyer and the Surviving Corporation a Registration Rights Agreement executed by Sellers or their Affiliates.

       3.4 CONTEMPORANEOUS EFFECT. For purposes of this Agreement, each and every event referred to in Article 2 (other than Section 2.1) and this Article 3 that is to occur on the Closing Date shall be deemed to have occurred contemporaneously.

       3.5 FURTHER ASSURANCES. (a) From time to time, at Buyer's or Sellers' request, whether at or after the Closing Date, Buyer or Sellers, as the case may be, shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance, transfer and assignment, cooperate and assist in providing information for making and completing regulatory filings, and take such other actions as Buyer or Sellers, as the case may be, may reasonably require of the other party to more effectively effect the transactions contemplated by this Agreement.

              (b) To the extent that the assignment of any Assumed Contract to AHFP (or the Surviving Corporation) hereunder shall require the consent of the other party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. Sellers will use their diligent efforts to obtain the consent of the other parties to such Assumed Contracts for the assignment thereof to AHFP (or the Surviving Corporation); provided, however, that Sellers shall not be obligated to make any payment, make any commitments, incur any liabilities or take any other detrimental action to obtain any such consent. If any such consent is not obtained, Sellers shall cooperate with Buyer in any arrangement reasonably requested by Buyer to provide for AHFP

(or the Surviving Corporation) the benefits under any such Assumed Contract, including the enforcement at the cost of and for the benefit of AHFP (or the Surviving Corporation) of any and all rights thereunder of Sellers or the respective Affiliate against the other party thereto.

       3.6 CLOSING STATEMENT. (a) As promptly as practicable, but no later than 90 days after the Closing Date, Sellers will cause to be prepared and delivered to Buyer two statements (the "Closing Statements"), one such statement (the "Closing Date Statement") setting forth the value of the Net Assets as of the close of business on the Closing Date (the "Closing Net Asset Value") and the other such statement (the "Average Value Statement") setting forth the average month end value of the Net Assets for the 12 months ended immediately prior to the Closing Date (the "Average Net Asset Value"). The Closing Statement shall include line items and notes substantially consistent with those of the 1995 audited combined statement of adjusted Net Assets included in the Audited Financial Statements and the June 30, 1996 combined statement of adjusted Net Assets included in the Audited Financial Statements; provided however, that the amount of cash or cash equivalents remaining in the Company as of the close of business on the Closing Date that is in excess of the amount required to cover checks of the Company outstanding as of the close of business on the Closing Date, shall be reflected on the Closing Statements. Buyer shall cause the Companies and their respective employees to assist Sellers in the preparation of the Closing Statements, including the taking of a physical inventory, and shall provide Sellers and their independent auditors, Andersen, access at all reasonable times to the personnel, properties, books and records of the Companies for such purpose and, insofar as such books and records pertain to the Business, any of Buyer's Affiliates for such purpose. The Closing Date Statement shall be accompanied by an audit report from Andersen stating that in its opinion such statement presents fairly, in all material respects, the combined Net Assets as of the Closing Date, in conformity with GAAP (except as set forth in the notes thereto) applied consistently with the accounting principles applied in the Audited Financial Statements and the Average Value Statement shall be accompanied by a review report from Andersen stating that in its opinion nothing has come to its attention which would cause them to believe such statement was not prepared on a consistent basis with those of December 31, 1995 and June 30, 1996.

              (b) If Buyer believes that either of the Closing Statements does not present fairly in all material respects the Closing Net Asset Value or the Average Net Asset Value, as the case may be, Buyer may, within 30 days after delivery of the Closing Statements, deliver a notice to Sellers specifying those items or amounts as to which Buyer disagrees, and the basis therefor. Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Statements and the calculation of Closing Net Asset Value and Average Net Asset Value delivered pursuant to Section 3.6(a).

              (c) If a notice of disagreement shall be duly delivered pursuant to Section 3.6(b), the parties shall, during the 15 days following such delivery, use their diligent efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Asset Value or Average Net Asset Value, as the case may be, which amount in either case shall not be more than the amount thereof shown in Sellers' calculation delivered pursuant to Section 3.6(a) nor less than the amount thereof shown in Buyer's calculation delivered pursuant to Section 3.6(b). If, during such period, the parties are unable to reach agreement, they shall promptly thereafter select a firm of independent nationally recognized public accountants chosen and mutually accepted by both parties (the "Accountant") promptly to review this Agreement, the appropriate books and records of the Companies and the disputed items or amounts for the purpose of calculating Closing Net Asset Value and Average Net Asset Value. In making such calculation, the Accountant shall consider only those items or amounts in the Closing Statements or Sellers' calculation of Closing Net Asset Value or Average Net Asset Value as the case may be, as to which Buyer has disagreed and other adjustments directly related thereto. The Accountant shall deliver to Sellers and Buyer, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall, in the case of each report, be borne
(i) by the party whose calculation or calculations, taken together, were furthest from that of the Accountants, and (ii) otherwise equally by Sellers and Buyer if the calculations, taken together, are equally apart. "Final Net Asset Value" means (A) Closing Net Asset Value as shown in Sellers' calculation delivered pursuant to Section 3.6(a) if no notice of disagreement with respect thereto is delivered, (B) the amount agreed upon by the parties pursuant to this Section 3.6(c) or (C) in the absence of such agreement, the amount as shown in the Accountant's calculation delivered pursuant to this Section 3.6(c); provided that Final Net Asset Value shall not in any event be more than Sellers' calculation of Closing Net Asset Value delivered pursuant to Section 3.6(a) nor less than Buyer's calculation of Closing Net Asset Value delivered pursuant to Section 3.6(b). "Final Average Net Asset Value" means the definitive Average Net Asset Value determined in a manner similar to the manner for determining Final Net Asset Value in the preceding sentence (which shall be applicable mutatis mutandis).

       3.7    ADJUSTMENT OF PURCHASE PRICE.

       (a) For purposes of this paragraph, "Base Net Asset Value" means the the higher of (i) $256,530,000 or (ii) an amount equal to the Final Average Net Asset Value minus $13 million. If the Base Net Asset Value exceeds Final Net Asset Value, Sellers shall pay to Buyer, in the manner and with interest as provided in Section 3.7(b), the amount of such excess. If Final Net Asset Value exceeds the Base Net Asset Value, Buyer shall pay to Sellers, in the manner and with interest as provided in Section 3.7(b), the amount of such excess. Any such payment pursuant to this Section 3.7(a) shall be made at a mutually convenient time and place (i) within 30 days after Sellers' delivery of the documents referred to in Section 3.6(a) if no notice of disagreement is duly delivered pursuant to Section 3.6(b), or (ii) if a notice of disagreement is duly delivered pursuant to Section 3.6(b), then within 10 days after the earlier of (A) agreement between the parties pursuant to Section 3.6(c) or (B) delivery of the calculation of Final Net Asset Value and Final Average Net Asset Value referred to in Section 3.6(c).

              (b) Any payment made pursuant to this Section 3.7 shall be made by wire transfer or by delivery to the payee of the required amount in immediately available funds to such account as the payee designates for such purpose at least two (2) days prior to the date of the required payment (or, if not so designated, by certified or official bank check payable in immediately available funds to the order of the payee in such amount). The amount to be paid under this section shall bear interest from and including the Closing Date to the date immediately preceding the date of payment at a rate per annum equal to the rate publicly announced by Chase Manhattan Bank NA in New York, New York as its prime rate in effect on the Closing Date. Interest shall be calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due.

       3.8 ALLOCATION. Buyer and Sellers shall agree to a reasonable allocation of the price at which each asset of AHFP is deemed to have been sold within 30 days following the date of payment of the adjustment payment specified in Section 3.7(b). The allocation shall be made as of the Closing Date. A schedule (the "Allocation Schedule") shall be prepared by Sellers conforming to the allocation as agreed to by Buyer and Sellers. Each of Sellers and Buyer shall be bound by the Allocation Schedule for purposes of determining any Taxes, shall prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation Schedule, and shall take no position, and cause its Affiliates to take no position, inconsistent with the Allocation Schedule on any applicable Tax Return or in any proceeding before any Governmental Authority. In the event that the Allocation Schedule is disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute. Sellers and Buyer acknowledge that the Allocation Schedule will be set on an arm's length basis upon a good faith determination of the fair market value of the Assets and the assets of the Companies.


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

              Sellers hereby jointly and severally represent and warrant to Buyer the following:

       4.1 ORGANIZATION, GOOD STANDING, POWER, ETC. (a) Each Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Company has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect. Copies of the Certificate of Incorporation (or other similar charter document) and by-laws of the Companies, including all amendments thereto, heretofore delivered to Buyer or its representatives by Sellers, are true and complete as of the date hereof, and copies of the minute books of the Companies, heretofore delivered to Buyer or its representatives by Sellers, are true and complete as of the date hereof in all material respects. On or prior to the Closing Date, Sellers shall deliver to Buyer a true and complete copy of each Company's stock transfer books. Each of such Certificate of Incorporation (or other similar charter document) and by-laws is in full force and effect, and each Company is not in violation or breach of any of the provisions of its Certificate of Incorporation (or other similar charter document) or by-laws.

              (b) Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of the Sellers and AHFP has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, and the Sellers, Whitehall and AHFP have all requisite corporate power to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Sellers and AHFP, the execution and delivery by Sellers, Whitehall and AHFP of the other agreements contemplated hereby, and the consummation by Sellers and AHFP of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sellers and AHFP and no other or further corporate proceedings will be necessary for the execution and delivery of such agreements by Sellers and AHFP, the performance by Sellers, Whitehall and AHFP of their respective obligations hereunder and the consummation by Sellers, Whitehall and AHFP of the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby have been duly executed and delivered by each of the Sellers and AHFP that is a party hereto and thereto and constitutes a legal, valid and binding obligation of each of the Sellers and AHFP enforceable against Sellers and AHFP in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors' rights and general principles of equity.

       4.2 CAPITALIZATION OF THE COMPANIES. (a) The authorized capital stock of (i) CHP consists of an unlimited number of Common Shares, an unlimited number of Class A Shares, and an unlimited number of Class B shares; (ii) subject to any amendment contemplated by Section 2.1(a), AHFP consists of 1,000 shares of Common Stock, no par value; (iii) Luck's consists of 500 shares of Common Stock, no par value; (iv) AHF consists of 25,000 shares of Common Stock, $1.00 par value; and
(v) Polaner consists of 1,000 shares of Common Stock, no par value. 98,895 CHP Common Shares and 12,261,650 CHP Class A Shares, 1,000 shares of AHFP Common Stock, 100 shares of Luck's Common Stock, 25,000 shares of AHF Common Stock, and 1,000 shares of Polaner Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable. Except as may be contemplated by this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating any of the Companies to issue or sell any shares of capital stock of or other equity interests in any of the Companies, or any securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock of any of the Companies or other equity interests in any of the Companies obligating any of the Companies to grant, extend or enter into any such right, agreement, arrangement or commitment.

              (b) Except as contemplated by this Agreement, there are no outstanding agreements, arrangements or commitments of any character whatsoever of any of the Companies to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, any of the Companies, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

              (c) The Shares constitute all of the issued and outstanding shares of capital stock of CHP, AHFP, Luck's and AHF. AHP, either directly or indirectly through Holding, has good, valid and marketable title to all of the Shares, free and clear of any Encumbrances and any preemptive or subscription rights of any Person. There are no restrictions on the transferability of the Shares except as provided by Applicable Law, and there are no agreements, arrangements or commitments of any character whatsoever relating to the voting rights associated with any of the Shares.

              (d) AHFP has good, valid and marketable title to all of the issued and outstanding shares of common stock of Polaner, free and clear of any Encumbrances and any preemptive or subscription rights of any Person. There are no restrictions on the transferability of the shares of common stock of Polaner except as provided by Applicable Law, and there are no agreements, arrangements or commitments of any character whatsoever relating to the voting rights associated with the common stock of Polaner.

              (e) The New AHFP Shares issued pursuant to the Merger will be duly authorized, validly issued and nonassessable shares, free and clear of any Encumbrances and any preemptive or subscription rights of a Person.

       4.3 SUBSIDIARIES. Except as set forth in Section 4.3 of the Disclosure Schedule, and except with respect to Polaner, which is a wholly-owned subsidiary of AHFP, none of the Companies owns any equity interest in any entity and none of the Companies is a partner, trustee or other participant in any partnership, joint venture, trust or other entity with any third party, including any Affiliate of Sellers.

       4.4 EFFECT OF AGREEMENT. The execution, delivery and performance by Sellers and AHFP of this Agreement and the other agreements contemplated hereby and the consummation by Sellers, Whitehall and AHFP of the transactions contemplated hereby and thereby will not require any notice to, filing with, or the consent, approval or authorization of any Person or Governmental Authority, except as contemplated in Section 7.5 hereof or as set forth in Section 4.4 of the Disclosure Schedule, except for such consents, approvals or authorizations the failure of which to obtain or make, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect. Except as contemplated in Section 7.5 hereof or as set forth in Section 4.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement or of the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with or result in a breach or result in the acceleration or termination of, or the creation in any third party of the right to accelerate, terminate, modify or cancel, any material indenture, contract, lease, sublease, loan agreement, note or other material obligation or liability to which any of the Companies is a party or is bound or to which any of the Companies' assets or the Assets are subject, (ii) conflict with, violate or result in a breach of any provision of the corporate charter documents or by-laws of the Sellers or any of the Companies, or (iii) conflict with or violate any Applicable Laws or court orders in any material respect.

       4.5 FINANCIAL DATA AND NET ASSET VALUE. (a) Sellers have delivered to Buyer or its representatives (i) audited combined statements of adjusted Operating Profit for the two years ended December 31, 1995 and the six months ended June 30, 1996 (including notes thereto) and combined statements of adjusted Net Assets as of December 31, 1994, December 31, 1995 and June 30, 1996, which combined adjusted financial statements contain a report from Andersen reporting thereon (collectively, the "Audited Financial Statements").

              (b) Each of the audited combined statements of adjusted Net Assets included in the Audited Financial Statements fairly presents, in all material respects, the combined Net Assets of the Companies (and of the Sellers and Whitehall to the extent related to the Assets) as of its date and each of the audited combined statements of adjusted Operating Profit included in the Audited Financial Statements fairly presents, in all material respects, the combined Operating Profit of the Companies (and the Sellers and Whitehall to the extent related to the Assets) for the periods set forth therein, in each case in accordance with GAAP, except in each case as set forth in the Notes therein.

              (c) There exist no liabilities or obligations of the Companies, and Sellers to the extent of the Assumed Liabilities, that are material to the Business, whether accrued, absolute, contingent or threatened, which are required to be reflected, reserved for or disclosed under GAAP in financial statements of the Business as of and for the period ended on the date of this representation and warranty, other than (i) liabilities or obligations which are adequately reflected, reserved for or disclosed in the Audited Financial Statements or (ii) liabilities or obligations incurred in the ordinary course of business of the Business since June 30, 1996.

       4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except (x) with respect to the transactions provided for in this Agreement, (y) for the Contracts entered into since June 30, 1996 that are required to be listed in Section 4.10 of the Disclosure Schedule, or (z) for matters listed in Section 4.6 of the Disclosure Schedule, since June 30, 1996, (i) the Companies have operated in the ordinary course in a manner consistent with past practice and (ii) there has not been
(A) any Material Adverse Change or the occurrence of any event that would be reasonably expected to cause a Material Adverse Change or (B) any damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting in any material respect the Companies' assets and the Assets taken as a whole or the Business taken as a whole, and (iii) except as set forth in Section 4.6 of the Disclosure Schedule, the Sellers, Whitehall and the Companies have not (A) engaged in any conduct that is proscribed during the period from the execution of this Agreement by the Sellers, the Companies and Polaner to the Closing by Section 6.1 or (B) agreed in writing or otherwise during such period prior to the execution of this Agreement by the Sellers to engage in any such conduct.

       4.7 TAXES. Except as disclosed in Section 4.7 of the Disclosure Schedule (i) except where failure to file would not have a Material Adverse Effect, the Companies have filed on or before the date hereof (or will timely file) all Tax Returns due to be filed on or before the date hereof (or the Closing Date); (ii) except where failure to pay would not have a Material Adverse Effect, all such Tax Returns are (or will be) complete and accurate and disclose all Taxes required to be paid by the Companies for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been or will be timely paid; (iii) except for failures to pay as would not reasonably be expected to have a Material Adverse Effect, all Taxes (whether or not shown on any Tax Return) owed by the Companies and required to be paid on or before the Closing Date have been (or will be) timely paid or are being contested in good faith; (iv) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local, territorial or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) there is no action, suit, investigation, audit, claim or assessment or competent authority proceeding pending or proposed or to the knowledge of Sellers threatened with respect to Taxes of any of the Companies; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full or are being contested in good faith; (vii) all Tax Sharing Arrangements and tax indemnity arrangements will terminate prior to the Closing Date and the Companies will have no liability thereunder on or after the Closing Date; (viii) there are no liens for Taxes upon the assets of the Companies or the Assets except liens relating to current Taxes not yet due or being contested in good faith through appropriate proceedings; (ix) except where failure would not be reasonably expected to have a Material Adverse Effect, all Taxes which the Companies or any of its Tax Affiliates is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid or accrued, reserved against and entered on the appropriate Books and Records; (x) all outstanding intercompany obligations (as described in Treas. Reg. Section 1.1502-13(g)) of the Companies and any other member of any Company Group will be settled prior to Closing; and (xi) none of the Companies has made any payments or is obligated to make any payments under any agreement that will not be deductible under
Section 280G of the Code.

       4.8    REAL PROPERTY.

              (a) Owned Real Property. Section 4.8(a) of the Disclosure Schedule sets forth a list of all Owned Real Property. Except as set forth in
Section 4.8(a)(i) of the Disclosure Schedule and except for Permitted Encumbrances, (i) one of the Companies (or Sellers or Whitehall to the extent related to the Assets) has good, valid and marketable fee simple title to each parcel of Owned Real Property, (ii) none of the Owned Real Property is subject to any lease, and (iii) at the Closing the Surviving Corporation will receive or will have good, valid and marketable fee simple title to each parcel of Owned Real Property included in the Assets.

              (b) Section 4.8(b) of the Disclosure Schedule lists all Leased Real Property material to the Business. Sellers have made available to Buyer or its representatives copies of all leases thereto. One of the Companies (or Sellers to the extent related to the Assets) has a valid leasehold interest in each parcel of Leased Real Property set forth in Section 4.8(b) of the Disclosure Schedule and each of such leases is in full force and effect in accordance with its terms in all material respects.

       4.9 GOOD TITLE TO AND CONDITION OF ASSETS; CONDUCT OF BUSINESS. (a) Except as set forth in Section 4.9(a) of the Disclosure Schedule, and except for the services to be provided pursuant to the Transitional Services Agreement, and the assets relating to the services provided by Sellers or their Affiliates not primarily relating to the Business and not included in the purchase and sale herein generally described in Section 4.9(a) of the Disclosure Schedule, the assets of the Companies, together with the Assets, constitute all the assets currently used (or held for use) to conduct the Business in all material respects as currently conducted and all such Assets and assets, taken as a whole, are in good operating condition and repair and are suitable for their current uses.

              (b) The Companies have good title to, or a valid and binding leasehold interest in, the assets of the Companies and the Sellers or Whitehall have good title to the Assets, in each case, free and clear of all Encumbrances, except (i) as set forth in Section 4.9(b) of the Disclosure Schedule, (ii) any Encumbrances specifically disclosed in the Financial Statements or Section 4.9(b) of the Disclosure Schedule, (iii) liens for Taxes, assessments and other governmental charges not yet due and payable, (iv) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business, and equipment leases with third parties entered into in the ordinary course of business, (v) with respect to Real Property (A) easements, quasi-easements, licenses, covenants, rights-of-way, and other similar restrictions, including without limitation, any other agreements, conditions or restrictions, in each case which are a matter of public record, (B) any conditions that are shown by any survey which has been made available for Buyer's review prior to the date hereof or physical inspection and (C) zoning, building or similar restrictions pursuant to Applicable Laws, (vi) other Encumbrances arising from obligations which, individually, or in the aggregate, are not material and would not be required to be disclosed or reflected in a combined balance sheet of the Companies or the notes thereto prepared in accordance with GAAP and the Assets, and (vii) other Encumbrances which, individually and in the aggregate, are not material in amount, do not interfere with, and are not violated by, the consummation of the transactions contemplated by this Agreement and do not materially impair the existing use of or the property affected by such Encumbrances (all items included in (i) through (vii) are referred to collectively herein as the "Permitted Encumbrances").

       4.10 CONTRACTS. Section 4.10(i) of the Disclosure Schedule sets forth a list, as of the date hereof, of each of the following Contracts relating to the Business other than purchase orders entered into in the ordinary course of business ("Material Contracts"): (i) each Contract for the purchase of inventories or for the furnishing of services to the Business extending beyond one year or requiring financial commitments in excess of $250,000; (ii) each Contract for the sale of inventories or for the furnishing of services by the Business with firm commitments involving revenues in excess of $250,000 other than the sale of inventories or the furnishing of services in the ordinary course of business; (iii) each exclusive distributor or agency Contract extending by its terms beyond one year or requiring financial commitments in excess of $250,000; (iv) each Contract relating to the acquisition or disposition of any assets having an aggregate value in excess of $250,000 in each case other than the sale or purchase of inventories in the ordinary course of business; (v) any agency, representation or broker agreement with any Person which is not terminable without penalty upon not more than ninety (90) days' notice; (vi) any agreement, contract or commitment with any Person containing any covenant limiting the freedom of any Company to engage in any line of business or to compete with any Person; (vii) any partnership, joint venture or profit sharing agreement with any Person;
(viii) any agreement, contract, commitment, indenture or other instrument relating to the borrowing of money in a principal amount of $250,000 or more or any direct or indirect guarantee of any obligation of any other Person for, or agreement to service the repayment of, borrowed money in a principal amount of $250,000 or more; (ix) any lease (A) with annual rental payments aggregating $250,000 or more that is not terminable without premium or penalty on ninety
(90) days or less notice or (B) of assets exceeding $250,000 fair market value; or (x) any agreement, contract or commitment relating to the disposition or acquisition of any investment in any Person if such investment has a book value of, or the disposition or acquisition price of such investment or interest is, $250,000 or more.

       Except as set forth in Section 4.10(ii) of the Disclosure Schedule, each Material Contract is a valid and binding agreement and is in full force and effect. Except as otherwise provided in Section 4.10(iii) of the Disclosure Schedule, (a) there has been no material default by Sellers or any Company, and
(b) Sellers have no knowledge of any material default by any other party, in each case under any Material Contract which default has not been cured or waived, except for such defaults as would not be reasonably expected to have a Material Adverse Effect. To Sellers' knowledge, there is no assertion by any third party of any claim of material default or breach under any Material Contract except for such claim as would not be reasonably expected to have a Material Adverse Effect.

       4.11 INTELLECTUAL PROPERTY RIGHTS. Except to the extent that the failure of the following would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect:

       (a) Section 4.11(a) of the Disclosure Schedule sets forth a listing of
(i) all Patents, registered Trademarks and applications therefor, registered copyrights and applications for copyright registration, industrial and utility model registrations and applications therefor, and design registrations and applications therefor, included in the Intellectual Property that are owned by the Companies or owned by Sellers or Whitehall and included in the Assets, (ii)
(x) all Contracts under which any of the Companies is licensed or otherwise permitted to use Intellectual Property relating to the Business and (y) all Contracts under which any of Sellers or Whitehall is licensed or otherwise permitted to use Intellectual Property comprising a portion of the Assets, and
(iii) all Contracts under which a Company or a Seller licenses or otherwise permits any party (other than a Company) to use Intellectual Property; provided, however, that the right to use the name "American Home Food Products", "Canadian Home Products" or any derivatives or anything imitative of or which resembles or is confusingly similar thereof, or any rights to use "American Home" or "Canadian Home" or any derivative or anything imitative of or which resembles or is confusingly similar thereof, are prohibited and such assets are expressly excluded from the purchase and sale hereunder;

              (b) Each Company, Whitehall or a Seller has good title, free and clear of all Encumbrances, to each item of Intellectual Property owned by one of the Companies (or by Whitehall or a Seller to the extent included in the Assets);

              (c) As of the date hereof, for each issued Patent or application for Patent owned by one of the Companies (or by a Seller or Whitehall to the extent included in the Assets), all maintenance fees and renewal fees required to be paid to avoid abandonment have been timely paid, and any applicable working requirements have been timely met as to any Patent or application for Patent, to the best of Sellers' knowledge, as of the Closing Date;

              (d) For each registered Trademark owned by one of the Companies as of the date hereof (or by a Seller or Whitehall to the extent included in the Assets), all appropriate affidavits necessary to show continued use of a registered Trademark, and all renewals of a registered Trademark, have been timely filed and appropriate fees paid with the appropriate administrative or governmental office subject to the rules and regulations governing filing of affidavits of continuous use and renewal of a registered trademark;

              (e) As of the date hereof, each pending application for Patent, each pending application for registration of Trademark, and each application for registration of copyright, owned by one of the Companies (or by a Seller or Whitehall to the extent included in the Assets), remains pending and has not been abandoned;

              (f) Each Contract, under which any of the Companies is licensed or otherwise permitted to use Intellectual Property relating to the Business, to the best of Sellers' knowledge, remains in full force and effect, and for each such Contract, the applicable Company has a paid-up, royalty-free, perpetual license, except for any royalty obligations, other payment obligations, or terminable license disclosed in Section 4.11(a) of the Disclosure Schedule and for each such Contract, no restrictions exist that would impair the ability of Sellers or Whitehall to transfer to Buyer any Intellectual Property rights or other rights granted to a Company under a Contract, except as set forth in Section 4.11(f) of the Disclosure Schedule;

              (g) Each Contract, under which a Company, a Seller or Whitehall licenses or otherwise currently permits any party (other than a Company) to use Intellectual Property owned or used by the Company and used primarily in the Business, to the best of Sellers' knowledge, is in full force and effect;

              (h) Except as set forth in Section 4.11(h) of the Disclosure Schedule, no current product used, sold or manufactured by any of the Companies (or the Sellers or Whitehall to the extent related to the Assets), nor the conduct of the Business as it is currently conducted is known by Sellers to infringe on or otherwise known to violate the patent, design patent, trademark, copyright, industrial model, utility model, trade secret, or other intellectual property rights of any other Person;

              (i) Except as set forth in Section 4.11(i) of the Disclosure Schedule, no Person is challenging or, to the best of Sellers' knowledge, infringing or otherwise violating the

Intellectual Property owned by one of the Companies (or by a Seller or Whitehall to the extent included in the Assets);

              (j) Except as set forth in Section 4.11(j) of the Disclosure Schedule, no Person, to the best of Sellers' knowledge, is challenging or infringing or otherwise violating the Intellectual Property under which any of the Companies (or Sellers or Whitehall) is licensed or otherwise permitted to use; and

              (k) Except as set forth in Schedule 4.11(k) of the Disclosure Schedule, there are no restrictions that would materially impair the use of the Trademarks by Buyer or the transfer of the Trademarks to Buyer.

       4.12    LITIGATION AND CLAIMS.  (a)        Except as set forth in
Section 4.12(a) of the Disclosure Schedule, and except for matters under Environmental Laws or relating to the environmental condition of the Real Property (as to which no representation or warranty is being made except as set forth in Section 4.14), there is no material civil, criminal, arbitral, administrative or other action, suit, hearing, proceeding or investigation (including product liability claims) pending or, to the knowledge of Sellers, threatened (other than any such matters that are not material to the Business) against the Companies (or the Sellers or Whitehall to the extent involving the Assets).

              (b) Except as set forth in Section 4.12 of the Disclosure Schedule, and except for matters under Environmental Laws or relating to the environmental conditions of the Real Property (as to which no representation or warranty is being made except as set forth in Section 4.14), none of the Companies (nor the Sellers or Whitehall to the extent related to the Assets) is subject to any material order, writ, judgment, award, injunction, or decree of any court or Governmental Authority or any arbitrator or arbitrators.

       4.13 COMPLIANCE WITH LAW; APPLICABLE PERMITS. Except as set forth in Sections 4.12 or 4.13 of the Disclosure Schedule, and except for matters relating to Taxes which are addressed in Section 4.7, and except for matters under Environmental Laws or relating to the environmental condition of the Real Property (as to which no representation or warranty is being made except as set forth in Section 4.14), the Business is being and since January 1, 1994 has been conducted in compliance with all Applicable Laws, except for failures so to comply that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect. The Companies (and the Sellers and Whitehall to the extent relating to the Assets) have all Applicable Permits necessary to conduct the Business as currently conducted, other than those the absence of which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect. There are no proceedings pending or, to the knowledge of Sellers, threatened which may result in the revocation, cancellation or suspension of any such Applicable Permits, except those the absence of which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect. The Companies have duly and validly filed or caused to be filed all reports, statements, documents, registrations, filings, or submissions that were required by Applicable Law to be filed with any Government Authority, other than those which, if not so filed, would not be reasonably expected to have a Material Adverse Effect; all such filings complied in all material respects with Applicable Laws when filed and, to Sellers' knowledge, no material deficiencies have been asserted by any Governmental Authority with respect to such filings.

       4.14 ENVIRONMENTAL MATTERS. Except as disclosed in Section 4.14 of the Disclosure Schedule:

              (a) the Companies have obtained all environmental Applicable Permits required under Environmental Laws for the operation of the Business, other than those the absence of which would not reasonably be expected to have a Material Adverse Effect, and are in compliance with such permits and other requirements of applicable Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect;

              (b) the Companies have not received any written notice of any claims by any Governmental Authority alleging a violation of any Environmental Laws which would reasonably be expected to have a Material Adverse Effect and, to Sellers' knowledge, no such claims are threatened;

              (c) the Real Property does not contain any underground storage tanks, surface impoundments containing any Hazardous Substance or PCB-containing materials the presence of which would reasonably be expected to have a Material Adverse Effect;

              (d) (i) to the knowledge of Sellers as to any Hazardous Substances that have been delivered by a Company to a non affiliated Person (who is regularly engaged and who is recognized as competent in the business of transporting and disposing of Hazardous Substances), and (ii) as to any Hazardous Substances transported, disposed of or released by a Company, there is no liability to any third party under any Environmental Law with respect to the disposal or treatment at any facility or real property of Hazardous Substances from the Assets or the assets or operations of the Companies that would be reasonably expected to have a Material Adverse Effect, and no Seller, Whitehall or Company has received any notice, claim, or request for information relating to any such alleged disposal or treatment; and

              (e) there has been no Release of any Hazardous Substance at or on Real Property that would reasonably be expected to have a Material Adverse Effect.

       4.15   AGREEMENTS REGARDING EMPLOYEES.

              (a) Section 4.15(a) of the Disclosure Schedule contains a complete list of each management, employment, consulting or other agreement, contract or commitment between a Company or any of its subsidiaries and any employee, officer or director thereof (A) providing for the employment or retention of management, executive or consulting services, (B) providing for an obligation to pay or accrue compensation of $75,000 or more per annum, or (C) providing for the payment or accrual of any compensation or severance upon (i) a change in control of that Company or (ii) any termination of such employment or consulting relationship.

              (b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, neither Sellers nor the Companies are a party to or bound by any collective bargaining agreement or any material labor agreement with respect to the Employees.

       4.16 BENEFIT PLANS.

              (a) Section 4.16(a) of the Disclosure Schedule lists all pension plans, practices, policies or arrangements, profit sharing plans, bonus, deferred compensation, supplemental executive retirement plans, excess benefit plans, stock options, stock appreciation or other forms of incentive or other compensation plans or arrangements (including, without limitation, all "employee pension benefit plans" as defined in Section 3(2) of ERISA, and all welfare, severance, vacation, and other employee fringe benefit plans, including, without limitation, all "employee welfare benefit plans" as defined in Section 3(1) of ERISA) maintained, or contributed to, by Sellers or the Companies for the benefit of the Employees or former employees of any of the Companies (all the foregoing being herein called "Benefit Plans").

              (b) With respect to each Benefit Plan, Sellers have provided or made available to Buyer a true and complete copy of the applicable plan document and related trust, summary plan description and the most recent report on Form 5500.

              (c) Except as disclosed on Section 4.16(c) of the Disclosure Schedule each Benefit Plan has been maintained in substantial compliance with its terms and Applicable Laws and the Sellers and the Companies have substantially performed all material obligations required to be performed by them prior to the Closing Date in connection with the Benefit Plans.

              (d) All contributions to the Benefit Plans that have been required to be made in accordance with Section 302 of ERISA or Section 412 of
the Code or the terms of the Benefit Plans have been made.   No Benefit Plan
subject to Section 412 of the Code has applied for or received a waiver of the minimum funding standards imposed by such Section, and no such Benefit Plan has an "accumulated funding deficiency" within the meaning of such Section, as of the most recent plan year, no liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred (other than for routine premiums), and the assets of the AHF, Inc. Pension Plan (Highspire, PA.) equal or exceed, or will on the Closing Date, equal or exceed, the actuarial present value of the benefit liabilities under such plan based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

              (e) No non-exempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which could subject a Company to a material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or Section 502(i) of ERISA. None of the Benefit Plans that are employee pension benefit plans subject to ERISA has been terminated and no notice to terminate any such Benefit Plan has been given, the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such plan, nor, except as disclosed on
Section 4.16(e) of the Disclosure Schedule, has there been any "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect thereto, other than reportable events for which the requirement to give notice has been waived.

              (f) Except as disclosed in Section 4.16(f) of the Disclosure Schedule, at no time during the five year period preceding the Closing Date has a Seller or a Company been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) for the benefit of Employees or former employees of any of the Companies. Except as set forth in Section 4.16(f) of the Disclosure Schedule, neither the Seller nor any Company is subject to withdrawal liability under Title IV of ERISA.

              (g) Each of the Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service stating that it is so qualified and has not, since receipt of the most recent favorable determination letter, been amended other than as required by the terms of any such letter or to comply with Applicable Law. Sellers have furnished or caused to be furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such plan.

              (h) Except as disclosed in Section 4.16(h) of the Disclosure Schedule, or as may be triggered by Buyer's failure to fulfill any of its obligation to Employees under Article 9, the Companies do not have any obligations to make payments to any of the Employees pursuant to the terms of the Benefit Plans by reason of the transactions contemplated hereby, or to make a larger contribution to, or pay greater benefits under, any Benefit Plan by reason of the transactions contemplated hereby.

              (i) Except as disclosed in Section 4.16(i) of the Disclosure Schedule, no Benefit Plan provides post-retirement medical or health benefits to Employees of the Companies other than (i) coverage mandated by Applicable Laws, (ii) death benefits or retirement benefits under any Benefit Plan intended to meet the requirements of Section 401(a) of the Code, or (iii) benefits the full cost of which is borne by the participants.

              (j) Except as disclosed in Section 4.16(j) to the Disclosure Schedule, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Sellers, threatened against, or with respect to, any Benefit Plan or its assets, and there is no matter pending (other than routine qualification filings) with respect to any Benefit Plan before the Internal Revenue Service, Department of Labor, or the PBGC.

              (k) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is not listed in Section 4.16(a) of the Disclosure Schedule but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by any corporation, trade, business or entity under common control with the Sellers or any Company, within the meaning of Section 414(b),
(c) or (m) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"),
(A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred by a Commonly Controlled Entity, which liability has not been satisfied, (B) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (C) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

       4.17 INSURANCE. All of the policies of insurance and bonds presently in force with respect to the Companies including, without limitation, fire, liability and other insurance, are listed in Section 4.17 of the Disclosure Schedule. All such insurance is in full force and effect and is with financially sound insurers and, in light of the Business, is in amounts and provides coverage that is reasonable and customary for Persons in similar businesses.

       4.18 INTERCOMPANY TRANSACTIONS. Except as reflected in the Audited Financial Statements or Section 4.18 of the Disclosure Schedule, no agreement or arrangements exist between the Companies on the one hand, and Sellers and their Affiliates (other than the Companies) on the other hand that are related to the Assets or the assets of the Companies.

       4.19  LABOR MATTERS.

              (a) Except as set forth in Section 4.19 (a) of the Disclosure Schedule, no present or former employee of a Company or party representing said employees or former employees has claims, charges, investigations, complaints, proceedings, suits, demands or actions which are pending or have been asserted or threatened in writing against such Company for, including without limitation: (i) overtime pay; (ii) wages, salaries or profit-sharing; (iii) vacations, time off or pay in lieu of vacation or time off; (iv) any violation of any statute, ordinance, contract regulations relating to minimum wages or maximum hours of work; (v) discrimination against employees; (vi) unlawful or wrongful employment or termination practices; (vii) breach of contract or other claim arising under a collective bargaining or individual employment agreement or any other employment covenant whether express or implied; (viii) any violation of occupation safety and health standards; or (ix) any violation of immigration, workers' compensation, disability, unemployment compensation, whistle blower laws or other employment or labor relations law, in each case except for those claims, charges, investigations, complaints, proceedings, suits, demands or actions which would not be reasonably expected to have a Material Adverse Effect.

              (b) Except as set forth in Section 4.19 (b) of the Disclosure Schedule, there is no labor strike or labor dispute, slow down or stoppage actually pending or threatened against or affecting a Company, and each Company has not experienced any labor strikes or material labor disputes, slowdowns or stoppages since 1994.

              (c) Except as set forth in Section 4.19(c) of the Disclosure Schedule, no grievance, arbitration or other proceeding material to the Business arising, or asserted to arise, out of or under a collective bargaining agreement, relating to employees or former employees of a Company is pending and to the knowledge of the Seller no basis therefor exists.

              (d) Except as set forth in Section 4.19(d) of the Disclosure Schedule, no collective bargaining agreement or individual agreements relating to employees of a Company are being negotiated and all collective bargaining agreements have been duly ratified.

              (e) Except as set forth in Section 4.19(e) of the Disclosure Schedule, no Company is party to any agreements or arrangements or subject to any requirement that in any manner requires or may restrict a Company from relocating, consolidating, merging or closing, in whole or in part, any portion of the Business subject to applicable law.

              (f) Except as set forth in Section 4.19(f) of the Disclosure Schedule, no Company is subject to any settlement or consent decree with any present or former employee, employee representative or any governmental body relating to claims or unfair labor practices, employment discrimination, or other claims in respect to employment practices and policies and no government body has issued a judgment, order, decree or finding with respect to the labor and employment practices of a Company which has had a Material Adverse Effect (or would be reasonably expected to have a Material Adverse Effect).

              (g) Except as set forth in Section 4.19(g) of the Disclosure Schedule, no Company has been issued any deficiency letters by any Governmental Authority or entered into any settlement agreements, conciliation agreements or letters of commitment with any governmental body which have had or would reasonably be expected to have a Material Adverse Effect.

       4.20 BROKER'S FEES. Except for the retention of J.P. Morgan Securities Inc., the fees and expenses with respect to which will be paid by Sellers pursuant to Section 7.2, neither the Companies nor Sellers have employed any broker, finder or investment banker or incurred any liability for any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

       4.21 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties of Sellers expressly set forth in this Agreement, neither Sellers nor any other Person makes any other express or implied representation or warranty on behalf of Sellers, or otherwise in respect of the Business.



                                   ARTICLE 5

             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

              Buyer and Merger Sub jointly and severally represent and warrant to Sellers the following:

       5.1    CORPORATE ORGANIZATION.   Buyer and Merger Sub each is a
corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Buyer and Merger Sub has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not be reasonably expected to have a material adverse effect on the business, operations or financial condition of Buyer and its subsidiaries, taken as a whole.

       5.2    AUTHORITY RELATIVE TO THIS AGREEMENT.   Buyer and Merger Sub each
has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer and Merger Sub of this Agreement and the other agreements contemplated hereby and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub and no other corporate proceeding is necessary for the execution and delivery of this Agreement or such other agreements by Buyer and Merger Sub, the performance by Buyer and Merger Sub of their respective obligations hereunder or thereunder and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditor's rights and general principles of equity.

       5.3    BROKER'S FEES.        Except for the fees payable under the
Committment Letters or in connection with alternative financing obtained to finance the transactions contemplated herein and the retention of Hicks, Muse, Tate & Furst Incorporated and Affiliates thereof, the fees and expenses of which will be paid by the Surviving Corporation, none of Buyer and Merger Sub has employed any broker, finder or investment banker or incurred any liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

       5.4    CONSENTS AND APPROVALS; NO VIOLATIONS.  Except as contemplated by
Section 7.5 hereof, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the consummation by Buyer and Merger Sub of the transactions contemplated by this Agreement or the other agreements which Buyer and Merger Sub will execute pursuant to the terms of this Agreement. The execution and delivery of this Agreement and such other agreements and the consummation of the transactions contemplated hereby and thereby will not (x) conflict with or result in a breach of any of the provisions of the respective Certificate of Incorporation or by-laws of Buyer or Merger Sub, or (y) be subject to the making of the filings and the obtaining of the governmental and other consents referred to herein, contravene any law, rule or regulation of any state, the United States or any foreign country or any order, writ, judgment, injunction, decree, determination or award currently in effect that is binding upon Buyer, Merger Sub or any of their respective Affiliates or any of their respective properties.

       5.5 FINANCIAL CAPABILITY. Buyer has received the commitment letters, copies of which have been provided to Sellers, (the "Commitment Letters") to provide financing of sufficient funds (when added to the funds to be provided by the Buyer) to fund the Purchase Price on the terms and subject to the conditions contemplated by this Agreement.

       5.6 SECURITIES ACT. Buyer is acquiring the New AHFP Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, any applicable state securities laws or applicable foreign securities laws. Buyer acknowledges that the New AHFP Shares are not registered under the Securities Act or any applicable state or foreign securities law, and that such New AHFP Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities laws or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

       5.7    CAPITALIZATION AND ORGANIZATION OF MERGER SUB.

       (a) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock all of which are issued and outstanding, and all of such shares are validly issued, fully paid and non-assessable. Except as may be contemplated by this Agreement or the Commitment Letters, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Merger Sub to issue or sell any shares of capital stock or other equity interests or any securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock of Merger Sub or other equity interests obligating Merger Sub to grant, extend or enter into any such right, agreement, arrangement or commitment.

       (b) Merger Sub was formed on September 3, 1996 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

       5.8 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties of Buyer and Merger Sub expressly set forth in this Agreement, neither Buyer, Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of either Buyer or Merger Sub.

                                   ARTICLE 6

                    CONDUCT OF BUSINESS PENDING THE CLOSING

       6.1    CONDUCT OF BUSINESS PENDING THE CLOSING.  Except as disclosed in
Section 6.1 of the Disclosure Schedule and subject to Section 6.2, Sellers and Buyer agree that, prior to the Closing, unless Buyer shall otherwise consent in writing (which consent Buyer shall not unreasonably withhold) or as otherwise expressly contemplated by this Agreement:

              (a) The Business shall be conducted in the ordinary course of business and consistent with past practices;

              (b) The Sellers will use, and will cause the Companies and their subsidiaries to use, all commercially reasonable efforts to preserve intact the Business, including (i) preserving the organization and reputation of the Business, (ii) keeping available the services of the present officers and key employees of the Companies, (iii) maintaining all material licenses, qualifications, and authorizations to do business in each jurisdiction where the character of the Business requires such licenses, qualifications and authorizations, (iv) maintaining in full force and effect all Material Contracts in accordance with their respective terms, (v) maintaining all assets of the Business in good working order and condition, ordinary wear and tear excepted, and (vi) conducting the Business' marketing programs relating to the products in the ordinary course.

              (c) Sellers shall cause each of the Companies not to: (i) authorize for issuance, issue, sell, pledge, deliver, or agree or commit to issue, sell, pledge or deliver (whether through the issuance or grant of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of the Companies or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or securities convertible into or exchangeable or exercisable for such shares; (ii) pledge or encumber any of its assets; (iii) except pursuant to Section 2.1(a), amend or propose to amend its Certification of Incorporation or by-laws; (iv) except pursuant to Section 2.1(a), split, combine or reclassify any shares of its capital stock; or (v) except pursuant to Section 2.8, redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock; provided, however, that Sellers shall continue to have the right to withdraw cash and cash equivalents from the Companies as contemplated by
Section 7.7 or otherwise;

              (d) Except for the Merger, Sellers shall cause each of the Companies not to (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital, property transfer or purchase of any amount of property or assets of any other Person; (ii) acquire any assets for a value in excess of $500,000 other than inventory in the ordinary course of business; (iii) dispose of any assets with a value in excess of $500,000 other than inventory in the ordinary course of business; (iv) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person other than the Companies, make any loans or advances or enter into any other transaction, except in the ordinary course of business; or (v) authorize, recommend or propose any change in its capitalization;

              (e) Except as otherwise contemplated by this Agreement, Sellers shall not adopt or amend any Benefit Plan in a manner which affects Employees, or increase, or pay any benefit to Employees not required by any existing Benefit Plan or increase any salaries or wages payable to Employees, other than increases to non-management personnel made in the ordinary course of business and consistent with past practices or as may be required by a Governmental Authority;

              (f) The Companies shall not fail to take all action as may be necessary to be taken pursuant to the terms of Section 6 of that certain Amended and Restated Jams Manufacturing agreement, dated as of January 21, 1994 by and between AHFP and Roseland Manufacturing, Inc. as may be necessary to extend the term of such agreement for an additional period of two years;

              (g) The Companies (and the Sellers with respect to the Assets) shall not waive, release, grant or transfer any Intellectual Property or modify or change in any material respect any existing material license, distribution agreement, lease, or other document other than in the ordinary course of business;

              (h) The Sellers will cause the books and records of each of the Companies to be maintained in the usual and customary manner consistent with past practice and will not permit a material change in any underwriting, investment, actuarial, financial reporting, or accounting practice or policy or in any assumption underlying such practice or policy (including any method of calculating reserves for inventory and accounts receivable);

              (i) The Sellers will cause insurance coverage to be maintained in full force and effect in substantially the same levels set forth in Section
4.17 to the Disclosure Schedule;

              (j) The Sellers will cause the Companies to comply, in all material respects, with all Applicable Laws;

              (k) The Sellers will cause the Companies to not amend or enter into (i) any employment, consulting or other agreement, contract or commitment with any employee, officer or director thereof or (ii) any agreement, contract or commitment providing for the payment or accrual of any additional compensation upon a change in control of that Company or upon any termination of such employment or consulting relationship; and

              (l) The Sellers will not, and will cause the Companies to not, authorize or propose any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

       6.2 PERMITTED ACTIONS. Notwithstanding any other provisions herein to the contrary, as contemplated by Section 7.7(c), prior to the Closing, Sellers shall (i) cause each of the Companies to transfer by way of dividend or otherwise to Holding or AHP, as the case may be, any cash or cash equivalents held by such Company from time to time up to and including the Closing Date except to the extent of the amount of all checks of the Companies outstanding as of the close of business on the Closing Date (and in connection therewith Sellers shall cause the Companies to have at the close of business on the Closing Date sufficient cash to cover all outstanding checks), (ii) except to the extent otherwise agreed between Sellers and Buyer, extinguish all intercompany receivables and other intercompany assets, and intercompany payables and other intercompany liabilities (including without limitation all intercompany Tax and equity accounts), and (iii) repay obligations for borrowed money, whether pursuant to the issuance of commercial paper or otherwise. For purposes of this Section 6.2, intercompany receivables, intercompany assets, intercompany payables and intercompany liabilities shall mean receivables, assets, payables and liabilities between any of the Companies and any of their Affiliates.

       6.3 CHANGE OF CORPORATE NAMES. Prior to the Closing, Sellers shall be permitted to change the corporate name of AHFP and AHF to delete any reference to "American Home Food(s)" or "American Home" and shall further be permitted to change the corporate name of CHP to delete any reference to "Canadian Home". Notwithstanding the foregoing or any other provision contained herein to the contrary, after the Closing, Surviving Corporation and its Affiliates shall be entitled to use the name "American International Foods, Inc."

                                   ARTICLE 7

                             ADDITIONAL AGREEMENTS

       7.1 NO TRANSFER OF SHARES. Sellers agree that from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement, they shall not transfer, sell, hypothecate, or otherwise assign any interest in the Shares except as otherwise contemplated by this Agreement.

       7.2 EXPENSES. Except as provided in Section 5.3, all expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a party, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated; provided that any such expenses incurred by a Company shall be paid by the Sellers and shall not be borne by a Company. All such expenses incurred by Merger Sub shall be paid by Buyer and shall not be borne by Merger Sub.

       7.3 ADDITIONAL AGREEMENTS. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees (i) to use all reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, (ii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iii) to use all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iv) to use all reasonable efforts to effect all necessary registrations and filings and submissions of information required or requested by Governmental Authorities.

       (b) Neither Buyer nor Merger Sub shall take any actions or permit any actions to be taken that would cause the representations and warranties set forth in Section 5.7(a) to be breached in any respect as of the Closing Date.

       (c) Buyer shall use all reasonable efforts to promptly arrange and complete the financing contemplated by the Commitment Letters or other suitable financing to be provided at Closing and shall keep Sellers informed of the status of its efforts to arrange and complete such financing, including making reports with respect to significant developments. Buyer will notify Sellers as soon as practicable of any determination made by Buyer that it is unable to arrange any of such financing.

       7.4    ACCESS TO INFORMATION.

              (a) Prior to the Closing, Sellers shall, and shall cause the Companies to, afford the officers, employees and agents of Buyer reasonable access to the facilities, properties, records (including any environmental studies or reports covering all or any part of the Assets or assets of a Company that have been prepared subsequent to December 31, 1991) and employees of the

Companies during normal business hours and in a manner that will not unreasonably disrupt the operation of the Business. In connection therewith, the parties will comply with the terms of the Confidentiality Agreement dated June 17, 1996 between an Affiliate of Buyer and J.P. Morgan Securities Inc., as agent to AHP (the "Confidentiality Agreement"), which agreement shall survive the termination of this Agreement.

              (b) All information provided to Buyer by or on behalf of Sellers or their Affiliates in connection with this Agreement or the transactions contemplated hereby will be held by Buyer and its Affiliates, agents and representatives as "Information" as defined in and pursuant to the terms of the Confidentiality Agreement; provided that effective as of the Closing the Confidentiality Agreement shall be terminated and be of no force and effect.

              (c) Notwithstanding the foregoing or any other provision of this Agreement, before Closing Buyer shall not have access to (x) personnel records of Employees relating to individual performance or evaluation records, medical histories or other information which in Sellers' good faith opinion is sensitive or the disclosure of which could subject Sellers to risk of liability, or (y) such price and other competitive information as may involve antitrust or other similar restrictions.

       7.5 FILINGS AND AUTHORIZATIONS. The ultimate parent entities of the Companies and Buyer have filed or supplied or will, as promptly as practicable, file or supply, or cause to be filed or supplied, all notifications and information required to be filed or supplied pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the regulations promulgated thereunder and, if necessary, any other Competition Laws, in connection with the transactions contemplated by this Agreement. Sellers and Buyer, as promptly as practicable, (a) will make, or cause to be made, all such other filings and submissions under laws, rules and regulations applicable to them, or to their Affiliates, as may be required for them to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, and (b) will use reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Authorities necessary to be obtained by them, or their Affiliates, in order for them so to consummate such transactions.

       7.6    TAX MATTERS.  (a)    Liability for Taxes.  (i) Sellers shall be
jointly and severally liable for, and shall indemnify and hold harmless each member of Buyer's Company Group (including the Surviving Corporation and the other Companies) against, all (A) Taxes imposed on a Company or for which a Company may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including, without limitation, any liability from any deferred intercompany taxes or gain described in Treas. Reg. Section 1.502-13 and any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to the Companies, (B)Section 338(h)(10) Taxes and (C) all Costs resulting from a breach of Section 4.7.

              (ii) The Surviving Corporation or a Company shall be liable for, and shall indemnify Sellers against, Taxes imposed on a Company or Buyer for any taxable year or period that begins after the Closing Date and with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to Buyer's Company Group and any Taxes resulting from a Company ceasing to be a member of Buyer's Company Group).

              (iii) For purposes of paragraphs (a)(i) and (a)(ii) above, whenever it is necessary to determine the liability for Taxes of a Company based on income or gross receipts for a Straddle Period, the determination of the Taxes of a Company for the portion of the Straddle Period ending on, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of a Company for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Company were closed at the close of business on the Closing Date and in the case of Taxes not based on income or gross receipts, the liability for Taxes shall be allocated between the two taxable years based on the ratio of the number of days in each taxable year to the total number of days in the Straddle Period.

              (iv) For purposes of paragraphs (a)(i) and (a)(ii), where, under Applicable Law, a taxable year or period ends as a result of the purchase of the Shares pursuant to this Agreement, items of income, gain, deduction, loss or credit shall be allocated between such taxable year or period and the following taxable year or period in a manner consistent with the rules in Treas. Reg. Section 1.1502-76(b); provided, however, that Sellers shall in all events be liable for any
       Section 338(h)(10) Taxes.

              (v) Sellers shall be liable for any real property transfer or gains tax, sales tax, use tax, stamp tax, stock transfer tax, or other similar tax imposed on the transactions contemplated by this Agreement, provided that any value added tax or goods and services tax shall be the obligation of the Surviving Corporation to the extent the Surviving Corporation is entitled to credit for such value added tax or goods and services tax.

              (vi) If Sellers become entitled to a refund or credit of Taxes for which they are liable under paragraph (a)(i) above to indemnify Buyer's Company Group (including the Surviving Corporation or a Company and the other Companies), and such Taxes are attributable solely to the carryback of losses, credit or similar items from a taxable year or period that begins after the Closing Date, or for that portion of any Straddle Period which relates to a period after the Closing Date, and are attributable to a Company, Sellers shall promptly pay to the Surviving Corporation or a Company, at Buyer's option, the amount of such refund or credit together with any interest thereon received by Sellers. In the event that any refund or credit of Taxes for which a payment has been made to the Surviving Corporation or a Company is subsequently reduced or disallowed, the Surviving Corporation or a Company shall indemnify and hold harmless Sellers for any Tax assessed against Sellers and interest thereon by reason of the reduction or disallowance. If the Surviving Corporation or a Company receives or becomes entitled to a refund or credit of Taxes relating to the Companies for any periods ending on or before the Closing Date, or for that portion of any Straddle Period which relates to a period through Closing Date, the Surviving Corporation or a Company shall promptly pay to Sellers the amount of such refund or credit together with any interest thereon received by the Surviving Corporation or a Company, or any Affiliate of the Surviving Corporation (other than Sellers). In the event that any refund or credit of Taxes for which a payment has been made to Sellers is subsequently reduced or disallowed, Sellers shall indemnify and hold harmless Buyer, the Surviving Corporation and the other Companies for any Tax assessed against Buyer, the Surviving Corporation and the other Companies, including interest thereon by reason of the reduction or disallowance.

              (vii) Sellers have made available to Buyer, true and complete copies, to the extent available, of: (A) all income tax Returns of the Companies (or, with respect to consolidated, combined or unitary returns, the portion thereof relating to the Companies); and (B) any other Tax Returns as may be relevant to the Companies' assets or operations thereof. In addition, Sellers will make available any workpapers or other supporting data reasonably requested by Buyer, the Surviving Corporation and the other Companies relating to "income taxes payable" reflected in the books and records of a Company as of December 31, 1995, relating to Tax Returns made available pursuant to (A) or (B) or relating to Tax Returns referred to in (A) or (B) not yet filed.

              (b) Tax Returns. Sellers shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies for taxable years or periods ending on or before the Closing Date and Sellers shall remit (or cause to be remitted) to the appropriate Governmental Authority any Taxes due in respect of such Tax Returns, and Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies for taxable years or periods ending after the Closing Date and Buyer shall remit (or cause to be remitted by the Surviving Corporation) to the appropriate Governmental Authority any Taxes due in respect of such Tax Returns. Buyer shall allow Sellers (or cause the Surviving Corporation to allow Sellers) to review, comment upon and reasonably approve without undue delay any Tax Return relating to a Straddle Period at any time during the 45 day period immediately preceding the filing of such Tax Return. Sellers or the Surviving Corporation (or a Company) shall reimburse the other party the Taxes for which Sellers or the Surviving Corporation (or a Company) is liable pursuant to paragraph (a) of this Section 7.6 but which are payable with any Tax Return to be filed by the other party pursuant to the previous sentence upon written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Sellers or the Surviving Corporation (or a Company), as the case may be, but in no event less than 10 days prior to the due date for the filing of such Tax Return. All Tax Returns which either Sellers or the Surviving Corporation or the Companies are required to file or cause to be filed shall be prepared and filed in a manner consistent with past practice in preparing and filing similar tax returns and they shall not amend any Tax Return to take positions inconsistent with past practice.

              (c) Contest Provisions. Buyer shall notify Sellers in writing within a reasonable period following receipt by Buyer, any of its Affiliates, or the Companies of a written notice of any pending federal, state, local or foreign Tax audits or assessments which Buyer reasonably believes will materially affect the Tax liabilities of the Companies for which Sellers would be required to indemnify Buyer or Buyer's Company Group (including the Surviving Corporation and the other Companies or their Affiliates) pursuant to paragraph (a) of this Section 7.6. Sellers shall not take any position in any settlement context that is inconsistent with Sellers' past practice and Buyer's representatives shall be permitted to be present at any such audit or proceeding. Prior to settlement of any claim for Taxes which would adversely affect the liability for Taxes of Buyer, the Surviving Corporation or the other Companies, Sellers shall consult in good faith with Buyer concerning such settlement.

              Sellers shall have the sole right to represent the Companies' interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense, provided, however, that Buyer's representatives shall be permitted, at Buyer's expense, to be present at any such audit or proceeding.

               (d) Cooperation. To the extent not inconsistent with Section 7.6(c) above and subject to the provisions of Section 12.8, Buyer and Sellers agree to, and Buyer shall cause the Surviving Corporation and the other Companies to, cooperate and share all required information on a timely basis in order to timely file all Tax Returns and for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and

Sellers agree and Buyer shall cause the Surviving Corporation and the other Companies to retain or cause to be retained all books and records pertinent to the Companies until the applicable period for assessment under Applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Authority. After the Closing, Buyer will give or will cause the Surviving Corporation or a Company to give Sellers reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Sellers so request, Buyer will allow or will cause the Surviving Corporation and the other Companies to allow Sellers to take possession of such books and records. Buyer shall (or shall cause Surviving Corporation to) and Sellers shall cooperate or cause cooperation with each other in the conduct of any audit or other proceedings involving the Companies for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary and appropriate to carry out the intent of this subsection.

              (e) Election Under Section 338(h)(10). Sellers and Buyer shall make or cause to be made a joint election for the Companies under Section 338(h)(10) of the Code and under any applicable similar provisions of state law with respect to the purchase of the Shares (collectively, the "Section 338(h)(10) Elections"). Buyer shall be responsible for, and control the preparation and filing of, all federal, state and local forms needed to make the Section 338(h)(10) Elections requested by Buyer and shall be responsible for any defects in such election. Sellers represent that an election under
Section 338(h)(10) of the Code is available for the Companies. If the Section 338(h)(10) Elections are made, Sellers and Buyer shall, within 10 days after receipt of the Allocation Schedule, exchange completed and executed copies of Internal Revenue Service Form 8023-A, required schedules thereto, and any similar state forms. If any changes are required in these forms as a result of information which is first available after these forms are prepared or otherwise, the parties will promptly agree on such changes, and Sellers shall take such steps as are reasonably requested by Buyer to effectuate or cure any defect in the Section 338(h)(10) Elections. Notwithstanding the provision of this Section 7.6(e) no election pursuant to Section 338 of the Code shall be made with respect to CHP.

              (f) Adjustment to Purchase Price. Any payment by Buyer (or the Surviving Corporation or a Company) or Sellers to each other under this Section 7.6 will be an adjustment to the Purchase Price.

              (g) Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, and notwithstanding Section 11.3 of this Agreement, the obligations of the parties set forth in this Section 7.6 shall be unconditional and absolute and shall remain in effect until the expiration of the applicable statute of limitations.

              (h) Procedures. With respect to claims relating to Taxes addressed in this Section 7.6, the party seeking indemnification shall submit to the other party a notice of the fact and amounts along with adequate and sufficient supporting details and the other party shall remit payment within 30 days of receipt of such notice.

       7.7 INTERCOMPANY AND OTHER ARRANGEMENTS. Notwithstanding any provision herein to the contrary, on or prior to the Closing (a) Sellers will cause the Companies to repay, satisfy or extinguish any intercompany loans outstanding from Sellers and their Affiliates, (b) Sellers will cause other Affiliates (other than the Companies) to repay, satisfy or extinguish any intercompany loans outstanding from the Companies; and (c) except to the extent of the amount of all checks of the Company outstanding as of the close of business on the Closing Date, each Company may transfer any and all cash and cash equivalents by way of dividend or otherwise to Sellers and their Affiliates.

       7.8 BULK SALES LAWS. Buyer acknowledges that Sellers and the Companies have not taken, and do not intend to take, any action required to comply with any applicable bulk sales or bulk transfer or similar laws.

       7.9 USE OF NAME. Subject to Section 6.3, the Surviving Corporation shall, within a period of six months after the Closing Date, remove all references to the names "American Home Food Products, Inc.", "American Home Foods, Inc.", "Canadian Home Products Limited" and "American Home Products Corporation" and any derivatives or combination thereof, from labels, signs and other printed material or matter used by the Surviving Corporation in connection with the Business, and the Surviving Corporation shall clearly identify to third parties after the Closing that the Business is owned and operated by the Surviving Corporation.

       7.10 NO SOLICITATION. The Sellers shall not, prior to Closing, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person (other than the Buyer) relating to (i) any acquisition or purchase of all or any material portion of the Shares, the Assets or any of the assets of the Business or (ii) any merger, consolidation, share exchange, business combination or similar transaction involving any Company, or participate in any negotiations regarding, or furnish any information with respect to, or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

       7.11 CERTAIN PROHIBITED ACTIONS. Prior to the Closing, neither Buyer nor any of its Affiliates will enter into any arrangements, or take any other actions, to purchase an interest in, or become affiliated with, any Person engaged in a business competitive with the Business if such action would be reasonably likely to adversely affect the obtention of approvals of Government Authorities with respect to Competition Laws.

       7.12 INDEBTEDNESS; CHANGE IN CONTROL PAYMENTS. Upon request, the Sellers shall promptly pay to the Buyer (i) an amount equal to any indebtedness for borrowed money of the Companies existing immediately prior to the Effective Time, including any accrued interest thereon and any prepayment penalties incurred in connection therewith, and (ii) an amount equal to any contractual obligations of the Companies arising out of or based upon the change in control of the Companies contemplated by this Agreement.

       7.13 ADDITIONAL AGREEMENTS. As soon as reasonably practicable following the date hereof, Sellers and Buyer will endeavor in good faith to agree upon the forms of the Registration Rights Agreement and Transition Services Agreement to be entered into at the Closing.

       7.14  SALES OF OLD AHFP SHARES AND TAG ALONG.

       (a) From the Closing Date until the earlier of (x) the fifth anniversary of the Closing Date and (y) the date on which a third party acquires control of the Surviving Corporation without the consent of the Buyer, Sellers shall not sell or otherwise dispose of all or any portion of the Old AHFP Shares to an unaffiliated third party other than pursuant to (i) a registration statement filed pursuant to the Securities Act or (ii) Rule 144 under the Securities Act, unless the Sellers comply with the procedures set forth in Section 7.14(b) below. A sale to an Affiliate of Sellers shall not be subject to the restrictions set forth herein provided that such Affiliate enters into an agreement for the benefit of Buyer to be bound by this Section 7.14.

       (b) The procedures referred to in Section 7.14(a) above shall require that, in the event that Sellers desire to sell all or a portion of the Old AHFP Shares other than pursuant to a registration statement filed pursuant to the Securities Act or sales pursuant to Rule 144 under the Securities Act, Sellers shall notify the Buyer in writing of the number of shares Sellers desire to sell (the "Offered Shares"); provided however that Sellers shall not have the right to make any such sale or other disposition until after the first anniversary of the Closing Date. The Buyer shall have the option for 15 days from the date of such notice to make a written offer to purchase all but not less than all of the Offered Shares including the purchase price per share (the "Offer") and, if the Buyer makes an Offer, Sellers shall have 30 days to accept or reject the Offer. In the event that Sellers reject such Offer, Sellers shall be permitted to sell all or not less than 90% of the Offered Shares to a third party on per share terms no less favorable to Sellers than those set forth in the Offer, provided, however, that, prior to selling such shares at a price per share less than 110% of the price per share set forth in the Offer, Sellers shall offer to sell such shares to the Buyer at such higher price per share and the Buyer shall have five days in which to accept such offer after which period (if the Offer is not accepted) Sellers shall be permitted to sell such shares to such third party at such price. If the Buyer does not make an Offer to Purchase the Offered Shares, Sellers may sell all of the Offered Shares to a third party within 120 days after the 15 day period without restriction with respect to price.

       (c) If Sellers accept an Offer or Buyer matches a third party offer pursuant to Section 7.14(b), the closing of such purchase shall occur within 20 days after acceptance of the Offer by Sellers or such matching acceptance by Buyer. Upon such acceptance, Sellers and Buyer shall be legally obligated to consummate the purchase contemplated thereby.

       (d) In connection with any sale or potential sale of the Old AHFP Shares pursuant to Section 7.14(b), Sellers may disclose confidential information concerning the Surviving Corporation to a potential third party purchaser, provided that such potential purchaser shall execute a confidentiality agreement in a form reasonably acceptable to the Surviving Corporation and enforceable by the Surviving Corporation.

       (e) If Buyer or an Affiliate thereof proposes to sell or dispose of any New AHFP Shares or other common stock of AHFP for value (such Buyer or Affiliate being referred to herein as a "Transferor"), but excluding (i) a sale which is pursuant to a public offering registered under the Securities Act,
(ii) a sale which is made in accordance with Rule 144 under the Securities Act (or any similar successor provision), (iii) a sale or other disposition to an Affiliate of such Transferor, and (iv) a sale or sales which are effected by such Transferor or a group of which such Transferor is a member, in a single transaction or a series of related transactions, and which in the aggregate do not involve more than 10% of the outstanding common stock of AHFP, then such Transferor shall offer (the "Participation Offer") to include in the proposed sale or disposition a number of shares of AHFP common stock designated by Sellers, not to exceed the number of shares equal to the product of (A) the aggregate number of shares to be sold by the Transferor to the proposed transferee and (B) a fraction with a numerator equal to the sum of the number of shares of AHFP common stock held by Sellers and their Affiliates and a denominator equal to the number of shares of common stock held by the Transferor and its Affiliates and the number of shares of common stock held by Sellers and their Affiliates. The Transferor shall give written notice to Sellers of the Participation Offer (the "Transferor's Notice") at least 20 days prior to the proposed sale. The Transferor's Notice shall specify the proposed transferee, the number of shares to be sold to such transferee, the amount and type of consideration to be received therefor, and the place and date on which the sale is to be consummated. If Sellers wish to include shares in the proposed sale in accordance with the terms of this Section 7.14(e), Sellers shall so notify the Transferor not more than 10 days after the date of the Transferor's Notice. The Participation Offer shall be conditioned upon the Transferor's sale of shares of common stock pursuant to the transactions contemplated in the Transferor's Notice with the transferee named therein. If the Sellers accept the Participation Offer, the Transferor shall reduce to the extent necessary the number of shares of common stock it otherwise would have sold in the proposed sale so as to permit the Sellers to sell the number of shares of common stock that they are entitled to sell under this Section 7.14(e), and the Transferor and Sellers shall sell the number of shares specified in the Participation Offer to the proposed transferee in accordance with the terms of such sale set forth in the Transferor's Notice (which shall include the terms and conditions of any applicable purchasing agreement). Notwithstanding any provision contained herein to the contrary, (X) the rights of the Sellers arising, under this
Section 7.14(e) shall not be assignable to or exercisable by any person who is not an Affiliate of Sellers and (Y) in the event the consideration to be received by the transferor in the proposed sale or disposition is securities issued or sold in a transaction not registered under the Securities Act, then the rights of the Sellers arising under this Section 7.14(e) shall not be exercisable unless the exercising party is an "accredited" investor as defined in Regulation D of the Securities Act.

       7.15 CERTAIN RIGHTS OF SELLERS. Following the Closing and for so long as Sellers beneficially own at least five (5%) of the issued and outstanding common stock of the Surviving Corporation, (i) at the request of Sellers, the Buyer and the Surviving Corporation shall use all reasonable efforts to cause there to be nominated and elected as a member of the Board of Directors of the Surviving Corporation a designee of Sellers; provided, however, that in the event that, at any time or times, Sellers do not designate an individual to serve as a director of the Surviving Corporation, the Surviving Corporation shall promptly provide Sellers with (x) the right to have a representative attend all meetings of the Board of Directors and committees thereof, and (y) all materials provided to the members of the Surviving Corporation's Board of Directors and committees thereof (except in either case for any such material or portions of meetings which, in the opinion of counsel to the Surviving Corporation, is or are subject to the attorney-client privilege and cannot be provided to or attended by such representative without waiving such privilege, which material or portions of meetings shall be generally described to Sellers), and (ii) the Surviving Corporation shall promptly provide Sellers with (x) all materials provided to banks and other third party lenders, and (y) such other information, if any, reasonably requested by Sellers in connection with the preparation of their financial reports and public filings. All material and information provided to Sellers pursuant to this Section 7.15 shall be maintained by Sellers subject to and in accordance with the provisions of Section 12.8(c). Sellers acknowledge their obligations requiring the use of such information under the federal securities laws.

       7.16 TRANSACTIONS WITH AFFILIATES. The Surviving Corporation will not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the receipt of any services, with any Affiliate of the Surviving Corporation except pursuant to the reasonable requirements of the business of the Surviving Corporation and upon fair and reasonable terms no less favorable to the Surviving Corporation than would be obtained in a comparable arm's length transaction with a person that is not an Affiliate of the Surviving Corporation.


                                   ARTICLE 8

                                   CONDITIONS

       8.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. The obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions:

              (a) all governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained and any waiting period (and any extension thereof) applicable to the consummation of such transaction under the HSR Act or under other Competition Laws shall have expired or been terminated; and

              (b) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any Applicable Law shall be in effect that would restrain or otherwise prevent the consummation of the transactions contemplated by the Agreement.

       8.2 CONDITIONS TO THE OBLIGATION OF SELLERS. The obligation of Sellers to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

              (a) Buyer shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing;

              (b) the representations and warranties of Buyer in this Agreement to the extent qualified as to materiality shall be accurate in all respects, and, to the extent not so qualified, shall be true and correct in all material respects, as of the Closing Date with the same force and effect as though made at such time, except for changes contemplated by this Agreement;

              (c) Buyer shall have furnished to Sellers a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer to the effect that all conditions set forth in Sections 8.2(a) and (b) have been satisfied;

              (d) All legal or financial opinions and/or letters regarding the recapitalization, solvency of legal entities holding the assets of the Business subsequent to the Closing, and any redemptions, dividends and incurrence of debt incurred pursuant to the transactions contemplated hereby, addressed to Buyer or its Affiliates in connection therewith shall also be addressed and delivered to Sellers; provided in any event (i) any copies of the above obtained by Buyer or its Affiliates addressed to a third party shall also be delivered to Sellers, and (ii) Buyer shall cause to be addressed to and delivered to Sellers an opinion regarding the solvency of the legal entities holding the assets of the Business subsequent to the Closing;

              (e) The Buyer shall have entered into the Registration Rights Agreement; and

              (f) At the Closing the Sellers shall have received no less than $1,202,000,000 in immediately available funds, and in the manner described in Articles 2 and 3.

       8.3 CONDITIONS TO THE OBLIGATION OF BUYER. The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

              (a) Sellers shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing;

              (b) the representations and warranties of Sellers in this Agreement to the extent qualified as to materiality shall be accurate in all respects, and, to the extent not so qualified, shall be true and correct in all material respects, as of the

Closing Date with the same force and effect as though made at such time, except for changes contemplated by this Agreement;

              (c) Sellers shall have furnished to Buyer a certificate, dated as of the Closing Date, signed by duly authorized officers of Sellers to the effect that all conditions set forth in Sections 8.3(a) and (b) have been satisfied;

              (d) the Buyer shall have received the proceeds of the financing contemplated by each of the Commitment Letters; and

              (e) the Sellers shall have entered into the Registration Rights Agreement and the Transitional Services Agreement.


                                   ARTICLE 9


                      AGREEMENTS WITH RESPECT TO EMPLOYEES
                             AND EMPLOYEE BENEFITS

       9.1 POST-CLOSING OBLIGATIONS TO EMPLOYEES. Effective immediately after the Closing, Buyer will continue (or will cause the Surviving Corporation and the Companies to continue) to employ all the Employees in comparable positions, at the same or greater pay. Effective immediately after the Closing Date and for the period ending one year after the Closing Date, Buyer will provide (or cause the Surviving Corporation and the Companies to provide) Employees (other than Employees covered by collective bargaining agreements) with benefits under (i) Buyer's Welfare Plans, and (ii) Buyer's Defined Contribution Plan which are substantially equivalent in the aggregate to those provided to such Employees pursuant to such plans, programs and arrangements of the Companies in effect at the date hereof including Seller's Defined Benefit Plan in effect at the date hereof, and will provide Employees and former employees of the Companies covered by collective bargaining agreements such benefits as shall be required under the terms of any applicable collective bargaining agreement; provided, however, that for purposes of providing Employees with benefits that are substantially equivalent in the aggregate, Buyer (or the Surviving Corporation and the Companies) may utilize defined contribution plans in lieu of Seller's Defined Benefit Plan but nothing herein shall eliminate Buyer's (or the Surviving Corporation's or the Companies') obligations to comply with any applicable collective bargaining agreement or the obligations contained in Section 9.4(b)(i). This Section shall not be construed as guaranteeing employment to any particular Employee for a period greater than otherwise required by any Applicable Law.

       9.2 SEVERANCE WITH RESPECT TO EMPLOYEES IN THE UNITED STATES. The following provisions of this Section 9.2 do not apply with respect to Employees of CHP.

              (a) Except as otherwise provided in Section 9.2(b), Buyer shall make (or shall cause the Surviving Corporation or a Company to make) or cause there to be made a severance payment to any Employee whose employment is terminated because of a reduction in the work force or job elimination at any time during the two year period following the Closing Date. For exempt and non-exempt Employees, the payment will be calculated on the basis of two weeks base pay for each full year of service to the Companies, Seller, or its Affiliates, with a minimum payment of twelve weeks and a maximum payment of fifty-two weeks; provided, however, that for the individuals listed on Section
9.2 of the Disclosure Schedule, the minimum severance payment will be nine months and, provided further that, for Employees who earn greater than U.S. $75,000 a year, the minimum severance payment will be six months. No such severance payment shall be made if an employee is terminated for "Cause" which for purposes of this Section 9.2(a) shall be defined as (i) fraud, embezzlement against the Surviving Corporation or its Affiliates, falsification of records or other similar acts, (ii) gross neglect of or a gross failure to perform substantial job duties, (iii) commission of a felony crime, or (iv) demonstrated substance abuse. Severance payments will also be made if an Employee resigns from employment with Buyer or its Affiliates because (x) there is a reduction in his/her base salary or wages (other than for Cause), (y) there is a clear, substantial diminution of duties or other similar change in the nature and extent of his/her job responsibilities other than for Cause, or
(z) a condition of continued employment is a relocation of principal work place of greater than 50 miles.

              (b) In the event that after the Closing Buyer or its Affiliates terminates the employment of any Employee who is covered by a collective bargaining agreement, Buyer shall pay (or shall cause the Surviving Corporation or a Company to pay) severance benefits in accordance with the applicable collective bargaining agreement.





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
              (c) For a period the lesser of (i) six months following the termination of employment of an Employee which triggers a severance payment under Section 9.2(a) or (b) above, and (ii) the amount of weeks following the termination of an Employee that is used to calculate a terminated Employee's severance under Section 9.2(a) or (b) above, Buyer will also extend (or will cause the Surviving Corporation or a Company to extend) coverage under its basic life insurance, medical and prescription drug plans to such terminated Employees. Additionally, any Employee listed on Section 9.2 of the Disclosure Schedule whose termination triggers such a severance payment will be offered outplacement benefits and educational assistance benefits, following termination having a value of not less than $10,000 per employee and provided through a firm acceptable to Sellers with a program reasonably acceptable to Sellers.

       9.3 SEVERANCE WITH RESPECT TO EMPLOYEES IN CANADA. The following provisions of this Section 9.3 apply solely with respect to Employees of CHP.

              (a) Except as otherwise provided in Section 9.3(b), Buyer shall make (or cause the Surviving Corporation or a Company to make) a severance payment to any Employee whose employment is terminated because of a reduction in the work force or job elimination at any time during the two year period following the Closing Date. For exempt and non-exempt Employees, the payment will be calculated on the basis of two weeks base pay for each year of service to CHP, Sellers, or their Affiliates, with a minimum payment of twelve weeks and a maximum payment of fifty-two weeks; provided, however, that for the President and Vice Presidents of CHP, the minimum severance payment will be nine months and provided further, that for Employees who earn greater than CDN $75,000 a year, the minimum severance payment will be six months. No such severance payment shall be made if an Employee is terminated for "Cause" which for purposes of this Section 9.3(a) shall be defined as (i) fraud or embezzlement against the Surviving Corporation or its Affiliates, falsification of records or other similar acts, (ii) gross neglect of or gross failure to perform substantial job duties, (iii) commission of a felony crime,or (iv) demonstrated substance abuse. Severance payments will also be made if an Employee resigns from employment with CHP because (x) there is a reduction in his base salary or wages (other than for Cause), (y) there is a clear diminution of duties or other similar substantial change in the nature and extent of his/her job responsibilities other





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
than for Cause or (z) a condition of continued employment is a relocation of principal work place of greater than 50 miles.

              (b) In the event that after Closing Buyer or its Affiliates terminates the employment of any Employee who is covered by a collective bargaining agreement, Buyer shall pay ( or shall cause the Surviving Corporation or a Company to pay) severance benefits in accordance with the applicable collective bargaining agreement.

              (c) For the period the lesser of (i) six months following the termination of employment of an Employee which triggers a severance payment under Section 9.3(a) or (b) above, and (ii) the amount of weeks following the termination of an Employee that is used to calculate a terminated Employee's severance under Section 9.3(a) or (b) above, Buyer will also extend (or will cause the Surviving Corporation or a Company to extend) coverage under its basic life insurance, medical and prescription drug plans to such terminated Employees. Additionally, any Employee set forth on Section 9.2 of the Disclosure Schedule whose termination triggers such a severance payment will be offered outplacement benefits and educational assistance benefits following termination having a value of not less than $10,000 CDN per employee and provided through a firm acceptable to Sellers with a program reasonably acceptable to Sellers.

       Notwithstanding the previous provisions of Sections 9.2 and 9.3, if, during the one year period following the Closing, (i) Sellers receive notice from Buyer or its Affiliates of its intention to terminate any of the Employees set forth in Section 9.2 of the Disclosure Schedule not later than ten business days prior to termination, and (ii) Sellers employ such Employee within 60 days of such termination, then Surviving Corporation shall not have any severance obligations to such Employee pursuant to the terms of this Article 9.

       9.4   BENEFIT PLANS WITH RESPECT TO EMPLOYEES.

       The obligations set forth under Section 9.4 shall be in furtherance of and not by way of limitation on Buyer's obligations under Section 9.1.

              (a) (i) Effective immediately after the Closing, all Employees who are non-union employees shall be eligible to participate in a defined contribution plan adopted by Buyer (or





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
by the Surviving Corporation and/or the Companies) ("Buyer's Defined Contribution Plan") in accordance with the terms of such plan. Service completed by the Employees while employed by a Company, Sellers or their Affiliates shall be recognized for purposes of determining eligibility for participation and vesting of benefits, but not for benefit computation purposes under Buyer's Defined Contribution Plan.

              (ii) Sellers maintain a qualified defined benefit pension plan, the American Home Products Corporation Retirement Plan -- United States and a related supplemental benefits plan ("Sellers' Retirement Plans").

              (iii) Sellers agree to amend Sellers' Retirement Plans to provide that, with respect to benefits accrued under Sellers' Retirement Plans through the Closing Date, the Employees' period of service with the Buyer (or the Surviving Corporation and/or the Companies) shall be taken into account for purposes of determining eligibility for subsidized early retirement benefits and vesting of benefits under Sellers' Retirement Plans.

              (b) (i) Promptly after the Closing Date if required under the terms of the collective bargaining agreements covering Employees other than Employees of CHP, Buyer shall adopt or cause the Companies to adopt new defined benefit pension plan(s) and establish trust(s) thereunder (or make provision for the use of existing plans or trusts of Buyer) to provide benefits no less favorable than the benefits provided under Sellers' Coordinated Bargaining Retirement Plan--United States ("Sellers' Union Pension Plan") for the benefit of all Employees who are covered under Sellers' Union Pension Plan.
"Continuous service" recognized and defined in Sellers' Union Pension Plan shall be recognized for purposes of determining eligibility for participation, eligibility for subsidized early retirement benefits and vesting of benefits, but not for benefit computation purposes under such new defined benefit pension plan(s).

              (ii) Sellers agree to amend Sellers' Union Pension Plans to provide that, with respect to benefits accrued under Sellers' Union Pension Plan through the Closing Date on behalf of all Employees, such Employees' continuous service recognized under the new defined benefit pension plan(s) shall be taken into account for purposes of determining eligibility for participation, eligibility for subsidized early retirement benefits and vesting of benefits, but not for benefit computation purposes under Sellers' Union Pension Plan.

              (c) (i) Buyer maintains (or will adopt, or cause the Surviving Corporation and/or the Companies to adopt, before Closing) a tax-qualified savings plan ("Buyer's Savings Plan"). Immediately after the Closing Date, all non-union Employees, other than the Employees of CHP, shall be eligible to participate in Buyer's Savings Plan in accordance with the terms of such plan. Service completed by the Employees while employed by a Company, Sellers or their Affiliates shall be recognized for purposes of determining eligibility to participate and vesting of benefits under Buyer's Savings Plan. As soon as practicable after the Closing Date, Sellers shall cause matching contributions to be made to the Sellers' Savings Plan with respect to all contributions by or on behalf of Employees relating to compensation paid to Employees through the Closing Date. As soon as practicable after the Closing Date (and after such matching contributions have been made), Sellers shall cause the assets held in trust under the Sellers' Savings Plan (as defined below) in respect of the aggregate benefits accrued by the Employees who were participants in Sellers' Savings Plan immediately prior to such date to be valued and transferred to the trust under Buyer's Savings Plan; provided, however, that Sellers shall first have provided Buyer with an opinion of counsel reasonably satisfactory to Buyer or the Surviving Corporation that the Sellers' Savings Plan is qualified in form under Section 401(a) of the Code, and Buyer shall first have provided Sellers with an opinion of counsel reasonably satisfactory to Sellers that the Buyer's Savings Plan is qualified in form under Section 401(a) of the Code.
The assets to be transferred from the trust under the Sellers' Savings Plan pursuant to this Section 9.4(c) shall be in cash or, to the extent mutually agreed to by Sellers and Buyer, a combination of cash, securities and other property; provided, however, any participant loans shall be transferred in kind. The amount transferred from the trust under the Sellers' Savings Plan shall be adjusted to reflect any distributions properly attributable to such Plan during the period prior to the transfer date. At the time the assets that are held in the trust with respect to the Sellers' Savings Plan on behalf of the Employees are paid to the trust under the Buyer's Savings Plan, the Buyer's Savings Plan shall assume all liabilities of the Sellers' Savings Plan for the transferred benefits thereunder, and such transfer shall be in full discharge of all obligations of the Sellers' Savings Plan in respect of the accounts being transferred. During the period following the Closing Date and preceding the transfer of assets and liabilities pursuant to this Section 9.4(c), Buyer and Seller will cooperate with and assist each other in the continued





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
administration of the Sellers' Savings Plan and in the filing of documents required by the transfer of assets and liabilities herein. Notwithstanding the above, the amount transferred to the Plan shall be in no event less than the amount necessary to satisfy the requirements of Section 414(1) of the Code.

              (ii) Sellers maintain a qualified savings plan, the American Home Products Corporation Savings Plan ("Sellers' Savings Plan"). Sellers shall amend the Sellers' Savings Plan to provide that all Employees who are non-union employees shall be fully vested in any Matching Contributions to such employee's accounts in the Sellers' Savings Plan upon the Closing.

              (d) To the extent permitted under Applicable Law, Sellers will make amendments similar to those set forth in Section 9.4(a)(iii), 9.4(b)(ii) and 9.4(c)(ii) to the American Home Products Corporation Coordinated Bargaining Retirement Plan -- Canada and the American Home Products Corporation Retirement Savings Plan - Canada, and Buyer shall (or shall cause the Surviving Corporation or a Company to) cover and make provisions for the Canadian Employees covered under Buyer's (or the Surviving Corporation's) pension and savings plans for Canadian Employees in a manner consistent with the provisions of subsections (a), (b) and (c) above.

              (e) Buyer shall assume (or shall cause the Surviving Corporation or a Company to assume) the sponsorship of, and discharge all liabilities under, or to cause its Affiliates to continue to sponsor and discharge all liabilities under, the AHF, Inc. Pension Plan - Highspire, PA. ("Highspire Retirement Plan") maintained by American Home Food Products, Inc. pursuant to a collective bargaining agreement with Local 330 - American Federation of Grain Millers.

              (f) Buyer maintains (or will adopt or will cause the Surviving Corporation or the Companies to adopt) medical, dental, prescription drug, vacation, death, accidental death and dismemberment, short-term disability and long-term disability benefit plans ("Buyer's Welfare Plans") for its employees. Upon implementation Employees shall be eligible to participate in Buyer's Welfare Plans in accordance with the terms of such plans and employment with the Companies, Sellers and their Affiliates shall be taken into account for purposes of determining eligibility for participation and benefits under Buyer's Welfare Plans; provided, however, that the Employees shall participate in the Buyer's Welfare Plans without any waiting periods and without any evidence of insurability; and Buyer shall (or shall cause the Surviving Corporation or the Companies to) count claims arising on or prior to the Closing Date for purposes of satisfying deductibles, out-of-pocket maximums and other similar limitations.

              (g)    Sellers agree that any claims for welfare benefits arising
on or before the Closing Date with respect to any   Employees or former
employees of the Companies (or their covered dependents or beneficiaries) shall be the responsibility of Sellers or the insurers of Sellers' welfare plans and Buyer agrees that any claims for welfare benefits and worker's compensation arising subsequent to the Closing Date with respect to any Employees (or their covered dependents or beneficiaries) shall be the responsibility of the Surviving Corporation and the Companies or the insurers of Buyer's Welfare Plans. Except as otherwise provided below, a claim is deemed to have arisen when services relating to the condition that is the subject of the claim were performed. In the case of an individual who is hospitalized on the Closing Date, all claims relating to such hospitalization (including, without limitation, hospital charges and physician fees) shall be deemed to be claims arising on or before the Closing Date. With respect to worker's compensation claims which are single - accident specific, a claim is deemed to have arisen on the date of occurrence. With respect to all other worker's compensation claims, a claim is deemed to have arisen on the date the worker's compensation award is made. With respect to life insurance or other death-related benefits, a claim is deemed to have arisen when the death of the Employee or covered dependent occurred.

              (h) Buyer maintains (or will adopt or will cause the Surviving Corporation or the Companies to adopt) for a period of not less than one year following the Closing Date a program of medical, prescription drugs and life insurance benefits for certain retired employees substantially similar to Sellers' programs for retired employees ("Buyer's Retiree Welfare Plans"). Sellers currently maintains programs of medical, prescription drugs and life insurance benefits for certain retired employees ("Sellers' Retiree Medical Plan"). All Employees who as of the Closing Date have reached age 55 and have earned at least 10 years of continuous service under Sellers' Retirement Plan shall be covered by Sellers' Retiree Medical Plans as in effect from time to time from and after the date that such employees are no longer covered by a medical plan maintained by Buyer or its Affiliates that provides coverage for active employees. For employees not described in the preceding sentence, continuous service under Sellers' Retirement Plan and credited as of the Closing Date shall be taken into account in determining eligibility for coverage under Buyer's Retiree Welfare Plans, as in effect from time to time.

              (i) Sellers shall be responsible for any legally-mandated continuation of health care coverage for Employees and/or their covered dependents who have a loss of health care coverage due to a "qualifying event" (as defined in Section 4980B of the Code or any successor thereto) that occurs on or before the Closing Date. Buyer shall be (or shall cause the Surviving Corporation or the Companies to be) responsible for any legally-mandated continuation of health care coverage for Employees and/or their covered dependents who have a loss of health coverage due to a qualifying event that occurs after the Closing Date.

       9.5 WARN ACT. After the Closing Date, all obligations to employees or former employees of any of the Companies under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101, et. seq., shall be sole obligation of the Surviving Corporation and the Companies.

       9.6 NO THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary or other rights in any Employee or former employee (including any beneficiary or dependent thereof) in respect of continued employment with any Company, with Sellers, or with any of their respective Affiliates and no provisions of this Agreement shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate before or after the Closing Date any such plans or arrangements of Sellers, any Company, Buyer or any of their respective Affiliates (provided that neither the Sellers nor any Company may amend any such plans to increase benefits thereunder prior to the Closing Date), or the rights of Buyer, any Company or any Affiliates of Buyer, any Company or any Affiliates of Buyer to terminate any Employee at will.





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
                                   ARTICLE 10

                       TERMINATION, AMENDMENT AND WAIVER

       10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

              (a)    by mutual consent of Buyer and Sellers;

              (b) by Buyer or Sellers if the Closing shall not have occurred on or prior to December 10, 1996, provided, however, that the right to terminate under this Section 10.1(b) shall not relieve any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date of any liability of such party to the remaining party hereunder for such failure; and

              (c) Subject to Section 7.5(b), by Buyer or Sellers if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

              The date on which this Agreement is terminated pursuant to any of the foregoing subsections of this Section 10.1 is herein referred to as the "Termination Date."

       10.2  EFFECT OF TERMINATION.  Except as set forth in Sections 7.2 and
7.4 upon the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void, except that nothing herein shall relieve any party from liability for breach of this Agreement prior to such termination.

                                   ARTICLE 11

                                INDEMNIFICATION

       11.1 INDEMNIFICATION. (a) Except with respect to any claim related to Taxes, for which Section 7.6 of this Agreement shall provide the sole and exclusive basis of indemnity to Buyer, the Surviving Corporation and the Companies and subject to Section 11.3, Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and its respective Affiliates (which after the Closing shall include the Surviving Corporation, CHP, Lucks, AHF and Polaner), officers, directors, employees and controlling Persons from any liability, damage, deficiency, loss, judgments, penalties, assessments, cost or expense, including reasonable attorneys' fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation, as such may be incurred (being hereafter referred to in this Article 11 as "Costs"), arising from or attributable to:

              (i) the breach of any representation or warranty made by Sellers in this Agreement;

              (ii) any failure of Sellers duly to perform or observe any covenant or agreement to be performed or observed by Sellers pursuant to this Agreement;

              (iii)  the pending litigation matters listed as numbers in Section
       4.12 of the Disclosure Schedule;

              (iv) any personal injury to any Person caused by any products manufactured or produced by the Business prior to the Closing Date except to the extent such injuries are attributable to the negligence of Buyer or its Affiliates or its distributors in the handling, storage or shipment of products after the Closing Date;

              (v) the withdrawal by the Surviving Corporation from the multiemployer plans set forth in Section 4.16(f) of the Disclosure Schedule to the extent of the amount, if any, of the unfunded liability allocated to the Surviving Corporation as of December 31, 1996, as determined as soon as reasonably practicable following such date by an actuary experienced in such determinations and reasonably acceptable to Sellers and the Buyer; provided that Sellers have received notice of the withdrawal of the Surviving Corporation from any such plans and the incurrence of such withdrawal liability within three years from the Closing Date; and

              (vi) the "reportable event" listed in Section 4.16(e) of the Disclosure Schedule.

              (b) Except with respect to any claim related to Taxes, for which Section 7.6 of this Agreement shall provide the sole and exclusive basis of indemnity to Seller, Buyer, the Surviving

Corporation and the Companies shall jointly and severally indemnify and hold harmless each Seller, its officers, directors and employees from Costs arising from or attributable to:

              (i) the breach of any representation or warranty made by Buyer in this Agreement;

              (ii) any failure of Buyer duly to perform or observe any covenant or agreement to be performed or observed by Buyer pursuant to this Agreement;

              (iii) except for matters set forth in Sections 11.1(a) and 7.6, the liabilities of the Companies (and the Surviving Corporation) and the Assumed Liabilities;

              (iv) any noncompliance by any of the Companies, first occurring after the Closing Date, with any Environmental Laws, any Release, threatened Release or presence of any Hazardous Substance at the Real Property first occurring after the Closing Date or any disposal or arrangement therefor or any Hazardous Substance first generated by the Companies after the Closing Date;

              (v) any personal injury to a Person caused by any products manufactured or produced by the Business after the Closing Date or manufactured or produced prior to the Closing, to the extent such injuries are attributable to the negligence of Buyer or its Affiliates or distributors in handling, storage or shipment of any products after the Closing Date;

              (vi) except for the matters set forth in Sections 11.1(a) and 7.6, any other liabilities of the Companies and all liabilities arising out of, or relating primarily to, the Business; and

              (vii)  the transactions described in Sections 2.1 and 2.8.

       11.2 PROCEDURES. (a)(i) In order for a party (the "Aggrieved Party") to be entitled to any indemnification provided for under this Agreement (other than under Section 7.6) in respect of, arising out of or involving a claim or demand made by any Person or Governmental Authority against the Aggrieved Party (a "Third Party Claim"), such Aggrieved Party must notify the indemnifying party (the "Indemnifying Party"), in writing, and in reasonable detail, of the Third Party Claim within 10 business days after receipt by such Aggrieved Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent such failure or delay impairs the Indemnifying Party's ability to contest any such Third Party Claim (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Aggrieved Party failed to give such notice). Thereafter, the Aggrieved Party shall deliver to the Indemnifying Party, within five business days after the Aggrieved Party's receipt thereof, copies of all notices and documents (including court papers) received by the Aggrieved Party relating to the Third Party Claim.

              If a Third Party Claim is made against an Aggrieved Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Aggrieved Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Aggrieved Party for legal expenses subsequently incurred by the Aggrieved Party in connection with the defense thereof, unless (x) the Indemnifying Party has authorized the employment of legal counsel by the Aggrieved Party or (y) the Aggrieved Party and the Indemnifying Party are each named parties to such action (including impleaded parties) and shall have been advised in writing by its legal counsel that there may be conflicting interests between the Aggrieved Party and the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Third Party Claim on behalf of the Aggrieved Party provided that, in such event, legal counsel selected by the Aggrieved Party shall be required to cooperate fully with legal counsel for the Indemnifying Party). If the Indemnifying Party assumes such defense, the Aggrieved Party shall have the right to consult in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Aggrieved Party for any period during which the Indemnifying Party has not assumed (or is not entitled to assume hereunder) the defense thereof (other than during any period in which the Aggrieved Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute any Third Party

Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Aggrieved Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld.)

       (ii)    If there shall be any conflicts between the provisions of this
Section 11.2 and Section 7.6, the provisions of Section 7.6 shall control with respect to Tax matters.

       11.3 LIMITATIONS. (a) An Aggrieved Party shall not be entitled to recover any Costs under Sections 11.1(a)(i) or 11.1(b)(i) (other than in respect of Sections 4.2, 4.16(d), 4.16(f), 4.18, 4.20, 5.3 and 5.7 as to which this clause (a) of Section 11.3 shall not apply) until the aggregate amount of the Costs suffered by the Aggrieved Party thereunder shall exceed $10 million (the "Minimum Loss"), at which time the indemnification provided under Sections 11.1(a)(i) or 11.1(b)(i) shall apply to all Costs in excess of the Minimum Loss, and (b) the maximum liability under Section 11.1 (other than in respect of Sections 4.2, 4.18 4.20, 5.3 and 5.7 as to which this clause (b) of Section
11.3 shall not apply) for an Indemnifying Party shall not exceed $300 million in the aggregate. For purposes of determining the aggregate amount of Minimum Loss suffered by an Aggrieved Party, each representation, warranty, covenant and agreement contained in this Agreement for which indemnification can be or is sought hereunder shall be read without regard to any materiality (including Material Adverse Effect) or knowledge qualifications that may be contained therein. Notwithstanding anything to the contrary contained herein, a party shall not be entitled to indemnification under Article 11 with respect to any matter to the extent a purchase price adjustment has been made with respect to such matter pursuant to Section 3.6. Notwithstanding the foregoing provisions to the contrary, the limitations set forth in this Section 11.3 shall not apply to any indemnities with respect to Taxes, under clause (iii) of Section 11.1(a).

       11.4   INDEMNIFICATION AS SOLE REMEDY.  Except as provided in Section
7.6 and except with respect to fraudulent or intentional conduct, the indemnification provided in this Article 11, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy for damages available to any Aggrieved Party. Notwithstanding the foregoing or any other provision of this Agreement, Buyer shall have the right to seek all available equitable remedies or relief in the event of a breach of this Agreement by the Sellers.



                                   ARTICLE 12

                               GENERAL PROVISIONS

       12.1 PUBLIC STATEMENTS. So long as this Agreement is in effect, none of the parties hereto shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without consulting with and obtaining the consent of the other party; provided, however, that such consent shall not be required where such release or announcement is required by Applicable Law.

       12.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by reputable overnight courier or certified mail (return receipt requested) or sent by telecopier (confirmed thereafter by such overnight courier or certified mail) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

              (a)    if to Sellers:

                     c/o American Home Products Corporation
                     Five Giralda Farms
                     Madison, New Jersey 07940
                     Attention: Senior Executive Vice President
                     Telecopier Number: (201) 660-7156
                     with a copy to:

                     Louis L. Hoynes, Jr.
                     Senior Vice President and General Counsel
                     American Home Products Corporation
                     Five Giralda Farms
                     Madison, New Jersey 07940
                     Telecopier Number: (201) 660-6030

              (b)    if to Buyer:

                     c/o Hicks, Muse, Tate & Furst Incorporated
                     200 Crescent Court
                     Suite 1600
                     Dallas, Texas 75201
                     Attention:  Lawrence D. Stuart, Jr.
                     Managing Director & Principal
                     Telecopier Number: (212) 740-7313

                     with a copy to:

                     Michael D. Wortley
                     Vinson & Elkins L.L.P.
                     3700 Trammell Crow Center
                     2001 Ross Avenue
                     Dallas, Texas 75201-2975
                     Telecopier Number: (214) 220-7718


              Notice so given shall (in the case of notice so given by mail) be deemed to be given and received on the third calendar day after mailing or the next business day if sent by a reputable overnight courier and (in the case of notice so given by telecopier or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

       12.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNITIES. The respective representations and warranties of the parties hereto shall survive the Closing and shall remain in full force and effect, provided, however, that
(a) the representations and warranties contained in Section 4.1, 4.2 and 4.7 shall survive until the applicable statute of limitations has run (including any and all periods of extension or tolling thereof) for the particular subject matter of such Sections, (b) the representations and warranties contained in
Section 4.11 shall expire on the third anniversary of the Closing Date, (c)





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
the representations and warranties contained in Section 4.14 shall expire on the fifth anniversary of the Closing Date, and (c) all other representations and warranties shall expire on the eighteen month anniversary of the Closing Date. Notwithstanding the foregoing, with respect to any matter as to which any Aggrieved Party has notified the Indemnifying Party in accordance with this Agreement on or prior to the date that the indemnification obligation of the Indemnifying Party would otherwise terminate in accordance with this Section 12.3, the indemnification obligation of the Indemnifying Party shall continue until the liability of the Indemnifying Party shall have been determined pursuant to this Agreement, and the Indemnifying Party shall have reimbursed the Aggrieved Party for the full amount of such Costs for which the Indemnifying Party is responsible under this Agreement. Covenants to be performed under this Agreement shall survive until performed in accordance with the terms of this Agreement.

       12.4 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       12.5 WAIVER. At any time prior to the Closing, any term, provision or condition of this Agreement may be waived in writing (or the time for performance of any of the obligations or other acts of the parties hereto may be extended) by the party that is entitled to the benefits thereof.

       12.6 PARTIES IN INTEREST. This Agreement may not be assigned by a party without the prior written consent of the other parties hereto; provided that the Buyer shall have the right without the prior consent of any party hereto to assign in all or in part its rights under this Agreement to any Affiliate thereof or to any Person providing financing for purposes of funding the transactions contemplated by this Agreement and provided further that, from and after the Closing, Buyer shall have the right without the prior consent of any party hereto to assign in all or part its rights under this Agreement to any Person. This Agreement shall not run to the benefit of or be enforceable by any Person, including, without limitation, an Employee, other than a party to this Agreement and its successors and assigns.

       12.7 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; is not intended to confer upon any other person any rights or remedies hereunder; and shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York without giving effect to the principles of conflicts of laws thereunder. For purposes of this Agreement, "Sellers knowledge" and "knowledge of Sellers" shall mean the actual knowledge of Sellers or the individuals listed in Section 12.7 of the Disclosure Schedule. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement. If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

       12.8 ACCESS TO RECORDS AFTER EFFECTIVE TIME. (a) For a period of six years after the Closing Date, Sellers and their representatives shall have reasonable access to all of the books and records of the Surviving Corporation with respect to periods prior to the Closing Date to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operations of the Companies prior to the Closing Date. The Surviving Corporation shall afford such access upon receipt of reasonable advance notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by it pursuant to this
Section 12.8(a). If the Surviving Corporation shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Surviving Corporation shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers' expense, to segregate and remove such books and records as Sellers may elect.

              (b) For a period of six years after the Closing Date, Buyer, the Surviving Corporation and their respective representatives shall have reasonable access to all of the books and records relating to the Surviving Corporation or the Business which Sellers or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Sellers and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer or the Surviving Corporation, as the case may be, shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 12.8(b). If Sellers or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Sellers shall, prior to such disposition, give Buyer and the Surviving Corporation a reasonable opportunity, at Buyer's or the Surviving Corporation's expense, to segregate and remove such books and records as Buyer or the Surviving Corporation may elect.

              (c)(A) Sellers, the Surviving Corporation and Buyer covenant and agree that any confidential information disclosed pursuant to Section 12.8(a) or Section 12.8(b) hereof shall be kept confidential by the receiving party and shall not be disclosed to any third parties other than the receiving party's employees, advisors or counsel for a period for three years form the date of disclosure unless the receiving party is required to disclose such information to a Governmental Authority (specifically including, but not limited to, the U.S. Internal Revenue Service or similar Governmental Authority) or by other requirements of law or applicable legal process. Confidential information described above shall not include information which (i) is or becomes publicly known other than through a breach of this agreement by the receiving party;
(ii) can be proven to have been in the receiving party's possession, without obligation of secrecy tot he disclosing party and was not previously acquired directly or indirectly from the disclosing party; or (iii) is subsequently disclosed to the receiving party by a third party who did not to the receiving party's knowledge receive it under any obligation of confidentiality to the disclosing party. If a receiving party is required to disclose any of the confidential information to a Governmental Authority, it shall give prompt notice to the disclosing party of such requirement

       12.9 MITIGATION. An Aggrieved Party and a party seeking indemnification under Section 7.6, shall take all responsible steps necessary to mitigate Costs upon becoming aware of any event that could reasonably be expected to give rise thereto.

       12.10 RETURN OF INFORMATION. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Buyer shall promptly return to Sellers all books and records furnished by Sellers or their Affiliates or their respective agents, employees or representatives, and all copies, summaries and extracts thereof shall be destroyed (with such destruction confirmed in writing to Sellers) and shall not used or disclosed for any purpose or make such information available to any Person.

       12.11 DIRECTORS, OFFICERS AND STOCKHOLDER LIABILITY. The directors, officers and stockholders of the Buyer and its Affiliates (other than Merger Sub or any other Affiliate who becomes a party hereunder) shall not have any personal liability or obligation arising under this Agreement (including any claims that the Surviving Corporation or other Companies may assert) other than as an assignee of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.



                                   AMERICAN HOME PRODUCTS CORPORATION


                                   By:/s/ GERALD A. JIBILIAN
                                      -----------------------------------------
                                           Name:  Gerald A. Jibilian
                                           Title:  Vice President


                                   AHP SUBSIDIARY HOLDING CORP.



                                   By: /s/ JOHN R. CONSIDINE
                                      -----------------------------------------
                                           Name: John R. Considine
                                           Title: Vice President and Treasurer


                                   AMERICAN HOME FOOD PRODUCTS, INC.



                                   By: /s/ JOHN R. CONSIDINE
                                      -----------------------------------------
                                           Name: John R. Considine
                                           Title: Vice President

                                   AHFP HOLDING CORPORATION



                                   By: /s/ ALAN B. MENKES
                                      -----------------------------------------
                                           Name: Alan B. Menkes
                                           Title: Vice President, Treasurer and
                                                  Secretary

                                   AHFP ACQUISITION CORPORATION



                                   By: /s/ ALAN B. MENKES
                                      -----------------------------------------
                                           Name: Alan B. Menkes
                                           Title: Vice President, Treasurer and
                                                  Secretary

                                   Exhibit A


                                                                       EXHIBIT A

                   TERMS OF THE REGISTRATION RIGHTS AGREEMENT

       The Registration Rights Agreement shall provide the following terms and provisions:

       1.  Demand Rights

              Sellers and Buyer shall each have three demand registration rights (the "Demand Rights") in respect of the common stock of the Surviving Corporation that they own after the Closing Date ("Registrable Securities") that are exercisable commencing six months after the date on which the Surviving Corporation consummates its initial underwritten public offering of its common stock (an "IPO"). The Demand Rights may only be exercised with respect to a number of Registrable Securities that is at least equal to the lesser of (a) Registrable Securities representing 5% or more of the then outstanding shares of common stock of the Surviving Corporation or (b) Registrable Securities having an estimated aggregate offering price of at least $20 million. The Surviving Corporation may defer the filing of any registration statement related to a Demand Right if at the time
              (a) the Surviving Corporation is engaged in confidential business activities that would be required to be disclosed in such registration statement, (b) the Surviving Corporation is then proceeding with fulfilling another Demand request, (c) the Surviving Corporation is then proceeding with a registered offering for its own account. The Demand Rights may not be exercised within 90 days after the closing of an underwritten public equity offering by the Surviving Corporation made on its behalf or on behalf of any holder of Demand Rights.

       2.  Piggy-Back Rights

              During the period ending ten years after the Closing Date, Sellers and Buyer shall each have seven piggy-back registration rights (the "Piggy-Back Rights") in respect of the Registrable Securities. The Piggy-Back Rights may be exercised with respect to any registration statement filed with the Securities and Exchange Commission (the "Commission") by the Surviving Corporation with respect to its common stock (including a registration statement filed in connection with an IPO), other than a registration statement (i) on Form S-4 or Form S-8 or any similar successor forms adopted by the Commission (ii) filed in connection with an offering solely to existing security holders of the Surviving Corporation or (iii) pursuant to an exercise of a Demand Right. To exercise a Piggy-Back Right in connection with an underwritten public offering, the requesting holder of Registrable Securities must accept the terms of the underwriting agreement between the Surviving Corporation and the managing underwriters. If the underwriters, acting in good faith, advise the Surviving Corporation that the total amount of securities, including Registrable Securities, to be included in an offering is sufficiently large to materially and adversely affect price or likely success of such offering, then the size of the offering shall be reduced with the securities to be included in the offering to be allocated first to the Surviving Corporation, and then proportionately to the holders of Registrable Securities on the basis of Registrable Securities owned; provided, however that if the shares proposed to be included on behalf of the Sellers or their affiliates pursuant to the exercise of a Demand Right is reduced by 25% or more, Sellers shall have one additional Demand Right.

       3.  Lock-Ups

              If requested by the Surviving Corporation or an underwriter, Holdings and Buyer shall each agree not to effect any public sale or distribution of Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act of 1933, during the period beginning 20 days before and ending not later than 120 days after the effective date of any registration statement filed by the Surviving Corporation, except as part of such registration statement.

       4.  Expenses

              The Surviving Corporation will pay all expenses (including out-of-pocket expenses of the holders of Registrable Securities) associated with a registered offering except for underwriting fees, discounts or commissions attributable to Registrable Securities.

       5.  Miscellaneous

              The agreement will contain other provisions customary in registration rights agreements, including provisions regarding indemnification against claims arising out of or based upon any untrue statement in or omission from a registration statement and provisions for cooperation in connection with affecting any offering contemplated by the agreement. The Agreement will also provide that rights thereunder may be assigned to any purchaser of the Registrable Securities that enters into a counterpart of such agreement and that Buyer and its Affiliates shall not receive any registration rights in addition to those granted to Sellers pursuant to this Agreement.

                                                                       EXHIBIT B

                   TERMS OF THE TRANSITION SERVICES AGREEMENT

       The Transition Services Agreement shall provide the following terms and provisions.

       1.  Facilities and Related Services

              During the period ending six months after the Closing Date, to the extent requested by the Buyer, AHP and its Affiliates shall agree to provide to the Surviving Corporation and its Affiliates the use of the space currently used and occupied by Surviving Corporation at 5 Giralda Farms, Madison, New Jersey, and services incidental thereto, including telecommunication, mail, courier, shipping, receiving, security, utilities, maintenance, parking and janitorial services, all of the foregoing to the extent provided before the Closing Date. These facilities and services will be provided for $75,000 per month.

       2.  Legal Services Related to Intellectual Property

              During the period ending six months after the Closing Date, to the extent requested by the Buyer, AHP and its Affiliates shall provide to the Surviving Corporation and its Affiliates legal services related to the establishment and maintenance of their intellectual property rights to the same extent provided before the Closing Date. These services will be provided at Sellers' cost.

       3.  Marketing and Advertising Services

              During the period ending six months after the Closing Date, to the extent requested by the Buyer, AHP and its Affiliates shall provide to the Surviving Corporation and its Affiliates services related to the purchasing of marketing and advertising services in both the electronic and print media. These services will be provided at the historical allocated cost.

       4. Prior to Closing, AHP will assist the Buyer in setting up Buyer's Welfare Plans with the Surviving Corporation and the Companies as the sponsor(s) thereof. In addition, AHP shall for a period of up to 90 days assist in the administration of such plans and will receive compensation for services provided and reimbursement for any actual out of pocket costs associated with the administration and maintenances of such plans (all calculated in accordance with past practices.)